UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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☐	Soliciting Material Pursuant to §240.14a-12

CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 15, 2017
Dear Fellow Shareholder,
2016 is the year the turnaround of Cliffs Natural Resources was completed. That was done despite significant challenges in the international iron ore market and in the domestic steel industry. The strategic way implemented since August 2014 has proven itself very effective, and there is ample evidence that we are moving forward on the course we set two years ago.
Our financial progress in 2016 has enabled us to improve our competitiveness and enhance our ability to deliver value for our shareholders. Through several well-timed liability management transactions, we reduced principal debt outstanding by nearly $640 million dollars, just by pairing our conviction in our bright future with the opportunity to buy back bonds at deep discounts. Even more important, throughout 2016 our focus on cost reduction and operating efficiencies across our operations drove great operational results for the year, and that supported all the rest. While there is still work to do, we ended the year with strong cash flow. In summary, we delivered an excellent year for Cliffs in 2016 and laid a strong foundation to take full advantage of a healthier market environment for iron ore and steel in 2017.
At this time, I would like to thank each one of the Cliffs’ shareholders that stayed with us through the bad times and in to the good times. Our CLF shares appreciated 432% in 2016, which was the second highest gain among the more than 3,000 companies listed on the NYSE in 2016. CLF was also the best performing stock among all Metals and Mining companies for the year. Last but not least, we outperformed every company in the S&P 500. Overall, Cliffs’ shares had their best performing year in our 56-year history on the NYSE.
2017 marks Cliffs’ 170th year as a company. The significance of this milestone cannot be over-emphasized. How many U.S. companies can state that they have been instrumental in building and shaping our society since 1847? Not many. Today as a stronger company, we are well positioned to reap the benefits of our strategy implemented over the past two years.
As stewards of the company and its assets, we are committed to acting in the best interests of all Cliffs’ shareholders. I would like to take this opportunity to thank all of you, our fellow shareholders, for your support as we took the bold steps necessary in pursuit of our strategy. We know we have more work to do. I am grateful for your far-sighted investment in our great company and continued trust in Cliffs.
Sincerely,
Lourenco Goncalves
Chairman, President and Chief Executive Officer
Cliffs Natural Resources Inc.

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Cliffs Natural Resources Inc. intends to release definitive copies of the proxy statement to security holders on or about March 15, 2017.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2017
11:30 a.m. EDT
North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
To the Shareholders of Cliffs Natural Resources Inc.:
The 2017 Annual Meeting of Shareholders of Cliffs Natural Resources Inc., or "Cliffs", will be held at North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 11:30 a.m., EDT, on Tuesday, April 25, 2017 for the following purposes:

1.	To elect nine directors to act until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.	To approve an amendment to our Third Amended Articles of Incorporation to increase the number of Cliffs' authorized common shares from 400,000,000 to 600,000,000;

3.	To approve the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan;

4.	To approve the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan;

5.	To approve, on an advisory basis, our named executive officers' compensation;

6.	To recommend, on an advisory basis, the frequency of shareholder votes on our named executive officers' compensation;

7.	To ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2017 fiscal year; and

8.	To transact such other business, if any, as may properly come before the 2017 Annual Meeting or any adjournment thereof.
In order to vote on the matters brought before the 2017 Annual Meeting, you may complete and mail the proxy card, vote by telephone or vote via the Internet, as explained on the proxy card. Holders of record of Cliffs' common shares at the close of business on February 24, 2017 are entitled to notice of, and to vote at, the 2017 Annual Meeting or any adjournments thereof.
By Order of the Board of Directors,
James D. Graham
Executive Vice President, Chief Legal Officer & Secretary
March 15, 2017
Cleveland, Ohio

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY MAILING THE ENCLOSED PROXY CARD, BY TELEPHONE, BY INTERNET, OR BY BALLOT IN PERSON AT THE 2017 ANNUAL MEETING.
The proxy statement and Cliffs’ 2016 Annual Report for the 2016 fiscal year are available at www.proxyvote.com. These materials also are available on Cliffs’ Investor Relations website at http://ir.cliffsnaturalresources.com under “Financial Information." If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares and, if you would like to attend the 2017 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee, nominee or other shareholder of record that holds the shares on your behalf.

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information.

2017 ANNUAL MEETING OF SHAREHOLDERS	(page 5)
Date and Time:	Tuesday, April 25, 2017, at 11:30 a.m. EDT
Place:	North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
Record Date:	February 24, 2017
Voting:
Shareholders of record are entitled to vote by completing and returning the enclosed proxy card by mail; telephone at 1-800-690-6903; by Internet at www.proxyvote.com; or attending the 2017 Annual Meeting of Shareholders (the "2017 Annual Meeting") in person (beneficial holders must obtain a legal proxy from their broker, banker, trustee, nominee or other shareholder of record granting the right to vote).

Mailing:	This proxy statement, the accompanying proxy card and our 2016 Annual Report will be mailed on or about March 15, 2017 to our shareholders of record as of the Record Date.

VOTING MATTERS	Board Vote Recommendation	Page Reference (for more detail)
(page 4)
Election of Directors	FOR each Director Nominee	14
Approval of Amendment to Third Amended Articles of Incorporation to Increase the Number of Authorized Common Shares	FOR	20
Approval of the Amended & Restated 2015 Equity and Incentive Compensation Plan	FOR	21
Approval of the 2017 Executive Management Performance Incentive Plan	FOR	35
Advisory Vote on our Named Executive Officers' Compensation (Say-on-Pay)	FOR	66
Advisory Vote on Frequency of Say-on-Pay Vote	EVERY YEAR	67
Ratification of Independent Registered Public Accounting Firm	FOR	69

DIRECTOR NOMINEES RECOMMENDED BY THE CLIFFS BOARD OF DIRECTORS						(page 14)
Name	Age	Director Since	Experience/ Qualification	Independent (Yes / No)	Committee Memberships (1)	Other Current Public Directorships
John T. Baldwin	60	2014	Former Chairman of Audit Committee & CFO	Yes	• Audit*
Robert P. Fisher, Jr.	62	2014	Former Managing Director President & CEO	Yes	• Audit • Compensation*
Lourenco Goncalves	59	2014	Chairman, President and CEO	No	• Strategy*	American Iron and Steel Institute
Susan M. Green	57	2007	Former Deputy General Counsel, United States Congress Office of Compliance	Yes	• Governance
Joseph A. Rutkowski, Jr.	62	2014	Principal & Former Executive Vice President	Yes	• Compensation • Strategy	Cenergy Holdings SA Insteel Industries, Inc.
Eric M. Rychel	43	2016	Executive Vice President, Chief Financial Officer and Treasurer	Yes	• Audit
Michael D. Siegal	64	2014	Chairman & CEO	Yes	• Audit • Governance	Olympic Steel, Inc.
Gabriel Stoliar	62	2014	Managing Partner Chairman	Yes	• Compensation • Governance • Strategy	Tupy S.A.
Douglas C. Taylor	52	2014	Former Managing Partner	Yes	• Governance* • Compensation
* Denotes committee chair
(1) Full committee names are: Audit - Audit Committee; Compensation - Compensation and Organization Committee; Governance - Governance and Nominating Committee; Strategy - Strategy Committee.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 1

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES	(page 40)
Our guiding compensation principles, as established by the Compensation and Organization Committee for 2016, were as follows:
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Align short-term and long-term incentives with results delivered to shareholders;
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Design an incentive plan that focuses on performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return) measured by share price appreciation plus dividends, if any, and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and selling, general and administrative cost control);
•
Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and
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Continue to structure programs as in prior years to align with corporate governance best practices (such as not providing "gross-ups" related to change in control payments, using "double-trigger" vesting in connection with a change in control for equity awards, using Share Ownership Guidelines and maintaining a clawback policy related to incentive compensation for our executive officers).

2016 EXECUTIVE COMPENSATION SUMMARY	(page 40)
The numbers in the following table showing the 2016 compensation of our named executive officers (the "NEOs") were determined in the same manner as the numbers in the corresponding columns in the 2016 Summary Compensation Table (provided later in this proxy statement); however, they do not include information regarding changes in pension value and non-qualified deferred compensation earnings and information regarding all other compensation, each as required to be presented in the 2016 Summary Compensation Table under the rules of the U.S. Securities and Exchange Commission (the "SEC"). As such, this table should not be viewed as a substitute for the 2016 Summary Compensation Table:

Name	Principal Position (as of December 31, 2016)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Lourenco Goncalves	Chairman, President and Chief Executive Officer	1,200,000	—	2,184,134	—	5,520,000	8,904,134
P. Kelly Tompkins	Executive Vice President & Chief Financial Officer	537,000	—	428,990	—	1,000,618	1,966,608
Terry G. Fedor	Executive Vice President, United States Iron Ore	402,000	—	321,148	—	749,068	1,472,216
Maurice D. Harapiak	Executive Vice President, Human Resources	372,000	—	297,184	—	693,168	1,362,352
Clifford T. Smith	Executive Vice President, Business Development	402,000	—	321,148	—	749,068	1,472,216

CEO REPORTED PAY VS. REALIZED PAY	(page 55)
It is important to note that the grant date fair value of the stock and option awards (both time-based and performance-based vesting) as set forth in our 2016 Summary Compensation Table is for accounting and SEC disclosure purposes and is not realized pay for the indicated year. The table below shows the pay Mr. Goncalves realized for the past three years in contrast to the reported pay presented in the 2016 Summary Compensation Table. The difference between reported pay and realized pay reinforces the concept that a significant portion of Mr. Goncalves' compensation is at risk of forfeiture and dependent upon the performance of Cliffs.

Name	Year of Compensation	Reported Pay ($)(1)	Realized Pay ($)(2)	Realized Pay as a Percentage of Reported Pay (%)
Lourenco Goncalves	2016	8,904,134	7,244,607	81.36%
	2015	10,892,046	3,503,828	32.17%
	2014	9,383,808	1,682,308	17.93%

(1) Reported Pay includes salary, bonus, stock and option awards and non-equity incentive compensation.
(2)    Realized Pay is compensation actually received by Mr. Goncalves during the indicated fiscal year, consisting of salary, bonus, annual incentive received, net spread on stock option exercises and market value at vesting of previously granted stock and option awards. It excludes the value of any unearned and unvested stock and option awards, including performance shares, that will not actually be received, if earned, until a future date.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 2

INCREASE NUMBER OF AUTHORIZED COMMON SHARES	(page 20)
We are seeking an amendment to our Articles of Incorporation in order to increase the number of authorized commons shares from 400,000,000 to 600,000,000, which will result in an increase in the total number of authorized shares from 407,000,000 to 607,000,000. We are seeking this increase to enhance our flexibility for possible future actions, such as financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other general corporate purposes.

AMENDED & RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN	(page 21)
We are seeking your approval of the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (the "A&R 2015 Equity Plan"), principally to add 15,000,000 common shares authorized for issuance under the A&R 2015 Equity Plan. Your approval is also being sought to constitute approval of the material terms for "qualified performance-based compensation" for purposes of Section 162 (m) of the Internal Revenue Code of 1986, as amended. The A&R 2015 Equity Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on, Cliffs common shares or factors that may influence the value of our shares for the purpose of providing our officers and other key employees, and those of our subsidiaries incentives and rewards for service or performance.

2017 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN	(page 35)
We are submitting the 2017 EMPI Plan to our shareholders for approval to enable us to continue to provide annual incentive compensation to selected executives in a manner that may allow such incentive compensation to be deductible by us for federal income tax purposes under Section 162(m).

SHAREHOLDER ENGAGEMENT	(page 42)
SAY-ON-PAY IMPLICATIONS	(page 66)
As a result of the decline in support for our 2016 Say-on-Pay vote, we engaged in a robust process to solicit feedback to better understand our shareholders' concerns. We engaged with 25 institutional shareholders representing approximately 52% of our common shares. While shareholders had varying perspectives, a few common themes emerged from the discussions. Shareholders asked that we improve our communication, including providing more information about the Compensation Committee’s reasoning for compensation decisions. See the section entitled "2016 Say-on-Pay Vote and Shareholder Engagement" in the Compensation Discussion And Analysis for more detail of what we heard and how we responded.

FREQUENCY ON SAY-ON-PAY IMPLICATIONS	(page 67)
We are required to hold Say-on-Pay frequency votes at least once every six years. We first held a frequency on Say-on-Pay vote at our 2011 Annual Meeting of Shareholders. We are proposing to continue advisory Say-on-Pay votes on an annual basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	(page 69)
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 3

QUESTIONS & ANSWERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.    What proposals are to be presented at the 2017 Annual Meeting?
The purpose of the 2017 Annual Meeting is to: (1) elect nine directors; (2) approve an amendment to Cliffs' Third Amended Articles of Incorporation to increase the number of authorized common shares; (3) approve the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan; (4) approve the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan; (5) approve, on an advisory basis, Cliffs’ NEOs' compensation; (6) recommend, on an advisory basis, the frequency of shareholder votes on our NEOs' compensation; (7) ratify the appointment of Deloitte & Touche LLP as Cliffs’ independent registered public accounting firm to serve for the 2017 fiscal year; and (8) conduct such other business as may properly come before the 2017 Annual Meeting.
2.    What is the difference between a “shareholder of record” and a “beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares.
3.    How does the Cliffs Board recommend that I vote?
The Cliffs Board of Directors (the "Board") unanimously recommends that you vote:

•	FOR ALL of the nine individuals nominated by the Cliffs Board for election as directors;

•	FOR an amendment to Cliffs' Third Amended Articles of Incorporation to increase the number of authorized common shares;

•	FOR the approval of the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan;

•	FOR the approval of the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan;

•	FOR the approval, on an advisory basis, of Cliffs NEOs' compensation;

•	EVERY YEAR for the recommendation, on an advisory basis, the frequency of shareholder votes on Cliffs NEOs' compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2017 fiscal year.
4.    Who is entitled to vote at the 2017 Annual Meeting?
The Record Date for the 2017 Annual Meeting is February 24, 2017. On that date, we had outstanding 296,394,489 common shares, $0.125 par value. All common shareholders are entitled to vote. In this proxy statement, we refer to our common shares as our "shares" and the holders of such shares as our "shareholders."
5.    How do I vote?
You may vote using any of the following methods:
Shareholders of Record. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

•
By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may mark, sign and date your proxy card and return it in the prepaid and addressed envelope provided.

•
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.
Shares Held by Bank or Broker. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 4

QUESTIONS & ANSWERS

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The amendment to our Third Amended Articles of Incorporation to increase the number of authorized common shares and ratification of Deloitte & Touche LLP as our registered independent public accounting firm are routine matters for which the brokerage firm that holds your shares may vote your shares without your instructions.
6.     What can I do if I change my mind after I vote?
You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy bearing a later date; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the 2017 Annual Meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.
7.     What vote is required to approve each proposal?
With respect to Proposal 1, the nominees receiving a plurality vote of the shares will be elected. However, under our majority voting policy (adopted by the Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.
With respect to Proposal 2, the approval of an amendment to our Third Amended Articles of Incorporation to increase the number of authorized common shares will pass with the affirmative vote of the holders of a majority of our outstanding common shares.
With respect to Proposal 3, approval of the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy, at the 2017 Annual Meeting and entitled to vote on the proposal, provided that a majority of votes cast on this proposal are cast in favor of the proposal.
With respect to Proposal 4, approval of the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy, at the 2017 Annual Meeting and entitled to vote on the proposal, provided that a majority of votes cast on this proposal are cast in favor of the proposal.
With respect to Proposal 5, approval, on an advisory basis, of our NEOs' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2017 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 6, recommendation, on an advisory basis, of the frequency of shareholder votes on our NEOs' compensation, the frequency receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by shareholders.
With respect to Proposal 7, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2017 Annual Meeting and entitled to vote on the proposal.

MEETING INFORMATION

The accompanying proxy is solicited by the Board of Directors of Cliffs Natural Resources Inc. ("Cliffs" or the "Company") for use at the Annual Meeting of Shareholders to be held on April 25, 2017 (the "2017 Annual Meeting"), and any adjournments or postponements thereof. This proxy statement, the accompanying proxy card, and our 2016 Annual Report will be distributed on or about March 15, 2017 to our shareholders of record as of the Record Date.
PROXY MATERIALS
Notice of Internet Availability of Proxy Materials
In accordance with rules adopted by the SEC, we are using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials.
We will instead send our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone, also known as Notice and Access. The notice also provides information on how shareholders

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 5

MEETING INFORMATION

may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.
On or about March 15, 2017, the Company will mail to each shareholder (other than those shareholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s 2017 Proxy Statement and the 2016 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote via the Internet or by telephone.
The close of business on February 24, 2017, has been fixed as the Record Date of the 2017 Annual Meeting, and only shareholders of record at that time will be entitled to vote.
The Notice of Internet Availability will contain a 16-digit control number that recipients will need to access the proxy materials, to request paper or email copies of the proxy materials and to vote their shares via the Internet or by telephone.
Householding
We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, may submit this request by writing to our Secretary at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.
Proxy Solicitation
Cliffs will bear the cost of solicitation of proxies. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for fees and disbursements not expected to exceed approximately $16,000 in the aggregate. In addition, employees and representatives of the Company may solicit proxies, and we will request that banks and brokers or other similar agents or fiduciaries transmit the proxy materials to beneficial owners for their voting instructions and we will reimburse them for their expenses in so doing.
Voting Rights
Shareholders of record on the Record Date are entitled to vote at the 2017 Annual Meeting. On the Record Date, there were outstanding 296,394,489 common shares entitled to vote at the 2017 Annual Meeting. A majority of the common shares entitled to vote must be represented at the 2017 Annual Meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share is entitled to one vote in connection with each item to be acted upon at the 2017 Annual Meeting. You may submit a proxy by electronic transmission via the Internet, by telephone or by mail, as explained on your proxy card.
Voting of Proxies
The common shares represented by properly authorized proxies will be voted as specified. It is intended that the shares represented by proxies on which no specification has been made will be voted: FOR ALL of the nine nominees for director named herein or such substitute nominees as the Board may designate; FOR an amendment to Cliffs' Third Amended Articles of Incorporation to increase the number of authorized common shares; FOR the approval of the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan; FOR the approval of the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan; FOR the approval, on an advisory basis, of Cliffs' NEOs' compensation; EVERY YEAR for the recommendation, on an advisory basis, the frequency of shareholder votes on Cliffs' NEOs' compensation; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2017 fiscal year; and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2017 Annual Meeting.
Cumulative Voting for Election of Directors
If notice in writing shall be given by any shareholder to the President, an Executive Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the 2017 Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2017 Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting, a shareholder may cast for any one nominee as many votes as shall equal the number of directors to be elected, multiplied by the number of his or her shares. All such votes may be cast for a single

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 6

MEETING INFORMATION

nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.
Counting Votes
The results of shareholder voting will be tabulated by the inspector of elections appointed for the 2017 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2017 Annual Meeting.
Abstentions and broker non-votes will have no effect with respect to the election of directors and the advisory vote regarding the frequency of the shareholder vote on Cliffs' NEOs' compensation. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory votes regarding the compensation of our NEOs, the vote to adopt the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan and the vote to adopt the 2017 Executive Management Performance Incentive Plan. Abstentions will have the effect of votes against with respect to the vote to adopt an amendment to our Third Amended Articles of Incorporation to increase the number of authorized common shares and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. The vote to adopt an amendment to our Third Amended Articles of Incorporation to increase the number of authorized common shares and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm are routine matters and, as a result, we do not expect to have broker non-votes with respect to these proposals.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Chairman of our Board is Lourenco Goncalves, who is also our President and Chief Executive Officer ("CEO"). Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual or if the Chairman is a Cliffs’ executive, then the Governance and Nominating Committee (the "Governance Committee") recommends to the Board a Lead Director. Douglas C. Taylor currently serves as our Lead Director. The Board believes that this leadership structure is the optimal structure to guide our Company and to maintain the focus to achieve our business goals and represents our shareholders' interests.
Under this leadership structure, Mr. Goncalves, as Chairman, is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Goncalves has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and the internal audit department. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is communicated effectively to the Board.
The Lead Director’s responsibilities include: chairing executive session meetings of the independent directors; leading the Board’s processes for evaluating the CEO; presiding at all meetings of the Board at which the Chairman is not present; serving as a liaison between the Chairman and the independent directors; and meeting separately at least annually with each director.
This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com.
In accordance with the New York Stock Exchange’s (the "NYSE") corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present.
BOARD'S ROLE IN RISK OVERSIGHT
The Board as a whole oversees our enterprise risk management ("ERM") process. The Board executes its risk oversight role in a variety of manners. The full Board regularly discusses the key strategic risks facing Cliffs, and the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.
In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks related to accounting and financial reporting. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Compensation Committee monitors risks related to development and succession planning for executive officers, and compensation and related policies and programs for executive and non-executive officers and management. The Governance Committee handles risks with respect

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 7

CORPORATE GOVERNANCE

to board organization, membership and structure, director succession planning and corporate governance matters. As appropriate, the respective committees’ Chairpersons provide reports to the full Board.
Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. The ERM process includes the involvement of management in the identification, assessment, mitigation and monitoring of a wide array of potential risks from strategic to operational to compliance related risks throughout the Company. Executive management regularly reports to the Board or relevant committees regarding Cliffs’ key risks and the actions being taken to manage these risks.
The Company believes that its leadership structure supports the risk oversight function of the Board. Except for the Strategy Committee, independent directors chair our committees, which are each involved with risk oversight, and all directors actively participate in the Board’s risk oversight function.
BOARD MEETINGS AND COMMITTEES
Our directors discharge their responsibilities in a variety of ways, including reviewing reports to directors, visiting our facilities, corresponding with the Chairman, President and CEO, and conducting telephone conferences with the Chairman, President and CEO and directors regarding matters of interest and concern to Cliffs. In addition, directors have regular access to senior management of Cliffs. All committees regularly report their activities, actions and recommendations to the Cliffs Board.
During 2016, our Board held 5 in person meetings and 5 telephonic meetings. Each director attended, either in person or by telephone conference, at least 87% of the Board and committee meetings held while serving as a director or committee member in 2016. Pursuant to Board policy, all serving directors are expected to attend all Board and committee meetings, as well as our annual meetings of shareholders. All of our directors who were standing for re-election and were incumbent directors at the time of the 2016 Annual Meeting attended the meeting.
The Board of Directors currently has four standing committees: an Audit Committee, a Compensation and Organization Committee (the "Compensation Committee"), a Governance Committee and a Strategy Committee. The Audit Committee, Compensation Committee and Governance Committee each have a charter that can be found on our website at http://ir.cliffsnaturalresources.com under “Corporate Governance” then “Committees”. A biographical overview of the members of our committees can be found beginning on page 15.
Board Committees

AUDIT COMMITTEE	Members: 5
Independent: 5
Audit Committee Financial Experts: 4
2016 Meetings: 7
Responsibilities:
▪
Reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting
▪
Reviews significant accounting matters
▪
Reviews quarterly unaudited financial information prior to public release
▪
Approves the audited financial statements prior to public distribution
▪
Approves our assertions related to internal controls prior to public distribution
▪
Reviews any significant changes in our accounting principles or financial reporting practices
▪
Has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence
▪
Annually selects and retains our independent registered public accounting firm to examine our financial statements and reviews, approves and retains the services performed by our independent registered public accounting firm
▪
Approves management’s appointment, termination or replacement of the head of Internal Audit
▪
Conducts a legal compliance review at least annually

Chair: John T. Baldwin	Members: Robert P. Fisher, Jr., Eric M. Rychel, James S. Sawyer and Michael D. Siegal

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CORPORATE GOVERNANCE

COMPENSATION & ORGANIZATION COMMITTEE	Members: 4
Independent: 4
2016 Meetings: 6
Responsibilities:
•
Oversees development and implementation of Cliffs' compensation policies and programs for executive officers
•
Ensures that criteria for awards under incentive plans relate to Cliffs' strategic plan and operating performance objectives and approves equity-based awards
•
Reviews and evaluates CEO and executive officer performance and approves compensation (with the CEO's compensation being subject to ratification by the independent members of the Board)
•
Recommends to the Cliffs Board the election and compensation of officers
•
Assists with management development and succession planning
•
Reviews employment and severance plans and oversees regulatory compliance of compensation matters and related party transactions
•
Obtains the advice of outside experts with regard to compensation matters
•
May, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee

Chair: Robert P. Fisher, Jr.	Members: Joseph A. Rutkowski, Jr., Gabriel Stoliar and Douglas C. Taylor

GOVERNANCE & NOMINATING COMMITTEE	Members: 4
Independent: 4
2016 Meetings: 6
Responsibilities:
▪
Oversees annual review of our Corporate Governance Guidelines and our Guidelines for Selection of Nonemployee Directors and periodic review of external developments in corporate governance matters generally
▪
Periodically reviews and makes recommendations regarding the CEO's authorized levels for corporate expenditures
▪
Establish and maintains, with the Audit Committee, procedures for review of related party transactions
▪
Monitors the Board governance process and provides counsel to the CEO on Board governance and other matters
▪
Recommends changes in membership and responsibility of Board committees
▪
Acts as the Board’s Nominating Committee and Proxy Committee in the election of directors
▪
Annually reviews and administers our director compensation plans and benefits, and makes recommendations to the Board with respect to compensation plans and equity-based plans for directors
▪
Other responsibilities include oversight of annual evaluation of the Board and CEO and monitoring risks associated with Board organization, membership, structure and succession planning

Chair: Douglas C. Taylor	Members: Susan M. Green, Michael D. Siegal and Gabriel Stoliar

STRATEGY COMMITTEE	Members: 3
Independent: 2
2016 Meetings: 4
Responsibilities:
•
Oversees Cliffs’ strategic plan, annual management objectives and operations and monitors risks relevant to management's strategy
•
Provides advice and assistance with developing our current and future strategy
•
Provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration
•
Ensures that Cliffs has appropriate strategies for managing exposures to economic and hazard risks
•
Assesses Cliffs’ overall capital structure and its capital allocation priorities
•
Assists management in determining the resources necessary to implement Cliffs’ strategic and financial plans; monitors the progress and implementation of Cliffs' strategy

Chair: Lourenco Goncalves	Members: Joseph A. Rutkowski, Jr. and Gabriel Stoliar

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CORPORATE GOVERNANCE

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES
Shareholder Nominees
The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Cliffs Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.
Board Diversity and Director Qualifications
Although there is no specific board diversity policy in place presently, the Governance Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance Committee and other criteria established by the Cliffs Board, which includes diversity. The Governance Committee’s goal in selecting directors for nomination to the Cliffs Board generally is to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance Committee has not reduced the qualifications for service on the Cliffs Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Governance Committee seeks, consistent with the vacancies existing on the Cliffs Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Cliffs Board.
Identifying and Evaluating Nominees for Directors
The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly reviews the appropriate size of the Cliffs Board and whether any vacancies on the Cliffs Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Applicable considerations include: whether the current composition of the Cliffs Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that generally are the basis for selection of candidates to the Cliffs Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance Committee considers properly submitted nominations for candidates for the Cliffs Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance Committee at its next regularly scheduled meeting. Final approval of any candidate is determined by the full Cliffs Board.
COMMUNICATIONS WITH DIRECTORS
Shareholders and interested parties may communicate with the Lead Director, our non-management directors as a group or the Cliffs Board by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. As set forth in the Corporate Governance Guidelines, the Lead Director will report to the full Board any communications that are directed at all members of the Cliffs Board. The Secretary routinely filters communications that are solicitations or complaints, unrelated to Cliffs or Cliffs' business or determined to pose a possible security risk to the addressee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics (the "Ethics Code"), which applies to all of our directors, officers and employees. The Ethics Code is available on our website at http://cliffsnaturalresources.com in the Corporate Governance section under "Investors." We intend to post amendments to or waivers from our Ethics Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

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CORPORATE GOVERNANCE

INDEPENDENCE AND RELATED PARTY TRANSACTIONS
Our Board has determined that each of the current directors standing for re-election, other than Mr. Goncalves, and all of the current members of the Audit, Governance, and Compensation Committees, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the NYSE director independence standards. Mr. Goncalves is our Chairman, President and CEO, and, as such, is not considered independent.
Since January 1, 2016, there has been one transaction, in which Cliffs was a participant and the amount exceeds $120,000, and in which a related person had or will have a direct or material interest. We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.
We have a written Related Party Transactions Policy, pursuant to which we only will enter into related party transactions if our CEO and Chief Legal Officer determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and Chief Legal Officer, then the transaction also must be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a director, executive officer, nominee for director or an immediate family member of a director, an executive officer or a nominee for director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and a related person has or will have a direct or indirect material interest. However, compensation paid by Cliffs for service as a director or executive officer of the Company is not deemed to be a related party transaction, even if the aggregate amount involved exceeds $120,000. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting.
In September 2016, Cliffs hired Mr. Celso Goncalves, the son of our Chairman, President and CEO, as our Assistant Treasurer. Cliffs had an opening for a candidate with a strong investment banking background as well as a potential successor to our Treasurer role. Mr. Celso Goncalves has a depth of senior level investment banking experience with Deutsche Bank and Jefferies, LLC as well as other relevant experience and was an appropriate match for the role. With respect to fiscal year 2016, Mr. Celso Goncalves was paid a salary of $58,333.31, earned incentive compensation under the Management Performance Incentive Plan of $59,444.00 and participated in other regular and customary employee benefit plans, programs generally available to our employees. In addition, in September, 2016, Mr. Celso Goncalves was granted a Restricted Stock Unit Award of 3,000 common shares, which had a grant date value of $16,020, received a signing bonus of $20,000 and relocation assistance of $203,993. The foregoing compensation arrangement is considered a Related Party Transaction under our policy. This transaction was reviewed and approved by our Audit Committee in accordance with the policy.
We have entered into indemnification agreements with each current member of the Board. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.
In 2004, we reached an agreement with the United Steelworkers (the "USW") pursuant to which the USW may designate a member to the Board provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance and Nominating Committee), and is then approved by the full Board to be considered a director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board by Cliffs’ shareholders in July 2007, and re-elected in each of the years 2008 through 2013. As a result of the proxy contest in 2014, Ms. Green was not re-elected but was asked by the reconstituted Board to re-join the Board and was subsequently appointed on October 15, 2014 and re-elected in 2015 and in 2016.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Our Amended and Restated 2014 Nonemployee Directors' Compensation Plan (the "Directors' Plan"), which is further described below, allows for a combination of cash and equity compensation for our nonemployee directors.
Cash Compensation
Under the Directors' Plan, each nonemployee director receives the following cash payments, paid in equal quarterly amounts, for his or her Board retainer and committee assignments.

Board Form of Cash Compensation	2016 ($)
Annual Retainer	100,000
Lead Director Annual Retainer	40,000
Audit Committee Chair Annual Retainer	20,000
Compensation and Organization Committee Chair Annual Retainer	12,500
Additional Annual Retainers for Chairs of Governance and Nominating Committee	10,000
In addition, customary expenses for attending Board and committee meetings are reimbursed. Employee directors receive no additional compensation for their service as directors. The Company does not fund any type of retirement or pension plan for nonemployee directors.
Retainer Share Election Program
Starting in July 2015, the Governance Committee recommended and the Board adopted a Nonemployee Director Retainer Share Election Program pursuant to which nonemployee directors may elect to receive all or certain portions of their annual retainer and any other fees earned in cash in Cliffs common shares. Election is voluntary and irrevocable for the applicable election period and shares issued under this program must be held for six months from the issuance date. The number of shares received each quarter are calculated by dividing the value of the quarterly cash retainer amount by the closing market price of the date of payment. Three of our nine nonemployee directors participated in this program during the 2016 election period.
Equity Grants
During 2016, our nonemployee directors received restricted share awards under the Directors’ Plan. For 2016, nonemployee directors were granted a number of restricted shares, with a value equal to $85,000, based on the closing price of the Company’s common shares on the NYSE, on April 27, 2016, the date of the Company’s annual meeting of shareholders in 2016, subject to any deferral election and pursuant to the terms of the Directors’ Plan and an award agreement, effective on April 27, 2016. Any directors who joined the Board after the 2016 Annual Meeting received a prorated award of restricted shares pursuant to the Directors' Plan.
Directors receive dividends, if any, on their restricted share awards and may elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional common shares. Those additional common shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the director without restriction.
Share Ownership Guidelines
We have established Director Share Ownership Guidelines and assess each director’s compliance with the guidelines on a quarterly basis. The Director Share Ownership Guidelines provide that each director hold or acquire common shares of the Company having a market value equal to at least 3.5x the current annual retainer within five years of becoming a director. As of December 31, 2016, Messrs. Sawyer, Siegal, Stoliar and Taylor were in compliance with the guidelines, but we note that all directors are within the applicable timeframe to reach compliance.
Deferrals
The Directors’ Plan gives nonemployee directors the opportunity to defer all or a portion of their awards that are denominated or payable solely in shares. Deferred share accounts earn dividend equivalents at the end of each quarter based on any cash dividends we pay during the quarter, which dividend equivalents are credited to the accounts in the form of additional deferred shares. The amounts in the director’s deferral account together with any deferred dividends, will be paid to the director in the form elected after such director’s termination of service, death, or a change in control of Cliffs. Cliffs has a trust agreement with KeyBank National Association relating to the Directors’ Plan in order to fund and pay our deferred compensation obligations under the Directors' Plan.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR 2016
The following table, supported by the accompanying footnotes and the narrative above, sets forth for fiscal year 2016 all compensation earned by the individuals who served as our nonemployee directors at any time during 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
J. T. Baldwin	120,000	85,000	—	205,000
R.P. Fisher, Jr.	112,500	85,000	—	197,500
S. M. Green	100,000	85,000	—	185,000
J.A. Rutkowski, Jr.	100,000	85,000	—	185,000
E.M. Rychel (3)	18,478	42,849	—	61,327
J. S. Sawyer	100,000	85,000	—	185,000
M. D. Siegal	100,000	85,000	—	185,000
G. Stoliar	100,000	85,000	—	185,000
D. C. Taylor	150,000	85,000	—	235,000

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2016 for annual retainer fees and chair retainers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for the nonemployee directors’ restricted share awards granted during 2016, which awards are further described above, and whether or not deferred by the director. The grant date fair value of the nonemployee directors’ restricted share award on April 27, 2016 was $4.31 per share ($85,000) and on October 25, 2016 to Mr. Rychel was $6.26 per share ($42,849). Messrs. Sawyer and Siegal elected to defer all or a portion of their restricted share award under the Directors' Plan. As of December 31, 2016, the aggregate number of restricted shares subject to forfeiture held by each nonemployee director was as follows: Mr. Baldwin - 45,360; Mr. Fisher - 46,236; Ms. Green - 24,657; Mr. Rutkowski - 26,514; Mr. Rychel - 6,845; Mr. Sawyer - 9,682; Mr. Siegal - 26,871; Mr. Stoliar - 26,514; and Mr. Taylor - 46,236. As of December 31, 2016, the aggregate number of unvested deferred shares allocated to the deferred share accounts of Messrs. Sawyer and Siegal under the Directors' Plan were 16,832 and 18,277, respectively.

(3)	Mr. Rychel was appointed as a director on October 25, 2016.

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PROPOSAL 1	ELECTION OF DIRECTORS

The Board has nominated John T. Baldwin, Robert P. Fisher, Jr., Lourenco Goncalves, Susan M. Green, Joseph A. Rutkowski, Jr., Eric M. Rychel, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees are independent under the NYSE corporate governance rules, except for Mr. Goncalves. All of the nominees, except Mr. Rychel, were elected by the shareholders at the Annual Meeting of Shareholders held on April 27, 2016. The Board appointed Mr. Rychel to the Board on October 25, 2016. Mr. Rychel was recommended to our Governance Committee by our CEO.
Each of the director nominees has consented to his or her name being submitted by Cliffs as a nominee for election as a member of the Cliffs Board. Each such nominee has further consented to serve as a member of the Cliffs Board if elected. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we currently do not anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number of nominees or for substitute nominees designated by the directors, to the extent consistent with our Regulations.
The members and nominees for the Cliffs Board have diversified professional experience in general management, steel manufacturing and processing, mining, metallurgical engineering, operations, finance, investment banking, labor, law and other fields. There is no family relationship among any of our nominees and executive officers. The average age of the nominees currently serving on the Cliffs Board is 58, ranging from ages 43 to 64. The average years of service of the nominees currently serving on the Cliffs Board is 3.1 years, ranging from less than 1 year to over 9 years of service.
Mr. Sawyer is not standing for re-election.
In the election of directors, the nominees receiving a plurality vote of the shares will be elected. However, under our current majority voting policy, any director-nominee that is elected in an uncontested election but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance Committee and our Board.
Under Ohio law, shareholders have the right to exercise cumulative voting in the election of directors as described under “Cumulative Voting for Election of Directors” on page 6. If cumulative voting rights are in effect for the election of directors, which we currently do not anticipate to be the case, you may allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.

☑	THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ON THE FOLLOWING PAGES.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 14

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTOR NOMINEES

JOHN T. BALDWIN

Former director and chairman of the Audit Committee of Metals USA, a provider of a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets, from January 2006 to April 2013; senior vice president and chief financial officer of Graphic Packaging Corporation, 2003 to 2005.

Qualifications:  Mr. Baldwin has experience as a former Audit Committee Chairman and retired Chief Financial Officer with over twenty-five years of increasing financial responsibility. Mr. Baldwin holds a Bachelor of Science degree from the University of Houston and J.D. from the University of Texas School of Law. Mr. Baldwin has worked abroad for several years and has a broad range of experience structuring and negotiating complicated financial and M&A transactions.

Director Since: 2014	Other Current Public Directorships: None
Age: 60	Former Directorships:
Metals USA Holdings Corp. (2006 - 2013)
The Genlyte Group Incorporated (2003 - 2008)

ROBERT P. FISHER, JR.

President and chief executive officer of George F. Fisher, Inc., a private investment company that manages a portfolio of public and private investments, since 2002. Mr. Fisher served in various positions with Goldman, Sachs & Co., a global investment banking firm, from 1982 until 2001, eventually serving as Managing Director and head of its Canadian Corporate Finance and Canadian Investment Banking units for eight years and then as head of Goldman Sachs Investment Banking Mining Group.

Qualifications: During Mr. Fisher's tenure at Goldman, Sachs & Co., he worked extensively with many of the leading North American metals and mining companies, and also served as the head of Goldman's Investment Banking Mining Group. Mr. Fisher has vast experience in the investment and finance industries which included advising the boards of numerous public companies. Mr. Fisher has served on the Audit Committee, the Nominating and Corporate Governance Committee and as chair of the Human Resources Committee of CML Healthcare, Inc. Mr. Fisher holds a Bachelor of Arts degree from Dartmouth College and a Master of Arts degree in Law and Diplomacy from Tufts University.

Director Since: 2014	Other Current Public Directorships: None
Age: 62	Former Directorships:
CML Healthcare, Inc. (2010 - 2013)

LOURENCO GONCALVES

Chairman of the Board, President and Chief Executive Officer of the Company since August 2014; chairman, president and chief executive officer of Metals USA Holdings Corp., an American manufacturer and processor of steel and other metals from May 2006 through April 2013; president, chief executive officer and a director of Metals USA Inc. from February 2003 through April 2006. Prior to Metals USA, Mr. Goncalves served as president and chief executive officer of California Steel Industries, Inc. from March 1998 to February 2003.

Qualifications:  Mr. Goncalves brings more than 30 years of experience in the metals and mining industries, as well as extensive board experience, in the United States and abroad. Mr. Goncalves earned a Bachelor's degree in Metallurgical Engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil and a Masters of Science degree in Metallurgical Engineering from the Federal University of Minas Gerais in Belo Horizonte, Brazil.

Director Since: 2014	Other Current Public Directorships:
Age: 59	American Iron and Steel Institute (2014)
Former Directorships:
Ascometal SAS (2011 - 2014)
Metals USA Holdings Corp. (2006 - 2013)
Metals USA Inc. (2003 - 2006)

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PROPOSAL 1 ELECTION OF DIRECTORS

SUSAN M. GREEN

Served as Deputy General Counsel, U.S. Congress Office of Compliance, which enforces the labor and employment laws for the Legislative Branch, from November 2007 through September 2013. Prior to that position, Ms. Green held several appointments in the U.S. Department of Labor during the Administration of President Bill Clinton (1999-2001), and served as Chief Labor Counsel for then-Senator Edward M. Kennedy (1996-1999).

Qualifications: Ms. Green was originally proposed as a nominee for the Board by the USW pursuant to the terms of our 2004 labor agreement. Ms. Green has served as both a labor organizer and as an attorney representing organized labor. Ms. Green brings her diverse experiences as labor attorney and an alternative point of view to our Board. Ms. Green received her J.D. from Yale Law School and an A.B. from Harvard College.

Director Since: 2007	Other Current Public Directorships: None
Age: 58	Former Directorships:
Cliffs Natural Resources Inc.

JOSEPH A. RUTKOWSKI, JR.

Principal of Winyah Advisors LLC, a management consulting firm, since 2010; former executive vice president of Nucor Corporation (“Nucor”), the largest steel producer in the United States, from 1998 to 2010; various previous capacities at Nucor that included: manager of melting and casting at the Nucor steel division from 1991 to 1992; general manager from 1992 to 1998; vice president from 1993 to 1998.

Qualifications:  Mr. Rutkowski has over 30 years of experience in the steel industry, including 12 years of service as executive vice president of Nucor. Mr. Rutkowski holds a Bachelor's of Science in Mechanics and Materials Science from Johns Hopkins University.

Director Since: 2014	Other Current Public Directorships:
Age: 62	Insteel Industries, Inc. (2015) Cenergy Holdings SA (2016)
Former Directorships: None

ERIC M. RYCHEL

Executive Vice President, Chief Financial Officer and Treasurer of Aleris Corporation, a global leader in the manufacture and sale of aluminum rolled products; Senior Vice President and Chief Financial Officer of Aleris Corporation from April 2014 - December 2014; Vice President and Treasurer of Aleris Corporation from 2012 - 2014; Managing Director, Industrials Group at Barclays Capital, Inc. from 2010 - 2012.

Qualifications:  As Aleris' Chief Financial Officer since 2014, Mr. Rychel leads all of Aleris' capital structure and key initiatives in finance. He provides leadership for the global finance, investor relations and IT functions, and also chairs Aleris' risk and benefits committees. Mr. Rychel received his Bachelor of Science in Economics degree from Wharton School of the University of Pennsylvania.

Director Since: 2016	Other Current Public Directorships: None
Age: 44	Former Directorships: None

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 16

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL D. SIEGAL
Chairman and chief executive officer of Olympic Steel, Inc., a publicly traded company since 1994, focused on the value-added processing of flat rolled and tubing metal products, since 1984.
Qualifications: Under Mr. Siegal’s leadership, Olympic Steel Inc. experienced consistent growth and has been transformed from a family-owned steel distributor to a publicly-traded fully-integrated, value added processor and supply chain manager serving the outsourcing needs of America’s largest manufacturers. Olympic Steel, Inc. has grown from $35 million to more than $1 billion in revenues. Mr. Siegal received his Bachelor of Science degree from Miami University.

Director Since: 2014		Other Current Public Directorships:
Age: 65		Olympic Steel, Inc. (1994)
Former Directorships: None

GABRIEL STOLIAR

Managing partner of Studio Investimentos, an asset management firm focused on Brazilian equities, since 2009; chairman of the board of directors of Tupy S.A., a foundry and casting companies, since 2009; board of directors of Knijnik Engenharia Integrada, an engineering company, since 2013; board of directors of LogZ Logistica Brasil S.A., a ports logistic company, since 2011; chief financial officer and head of investor relations and subsequently as Executive Director of Planning and Business Development at Vale S.A., a Brazilian multinational diversified metals and mining company, from 1997 to 2008.

Qualifications: Mr. Stoliar brings to the Board his vast experience in and relating to the metals and mining industries along with his extensive experience serving on various boards of directors. Mr. Stoliar holds a Bachelor’s of Science in Industrial Engineering from the Universidade Federal do Rio de Janeiro, a post graduate degree in Production Engineering with focus in Industrial Projects and Transportation from the Universidade Federal do Rio de Janeiro and an Executive MBA from PDG-SDE/RJ.

Director Since: 2014	Other Current Public Directorships:
Age: 63	Tupy S.A. (2009)
Former Directorships: None

DOUGLAS C. TAYLOR

Lead Director of the Board since August 2014. Managing Partner of Casablanca Capital LP, a hedge fund, from 2010-2016; managing director at Lazard Freres, a leading financial advisory and asset management firm, from 2002 to 2010; chief financial officer and director at Sapphire Industrials Corp., from 2008 to 2010.

Qualifications: Mr. Taylor's extensive financial and strategic advisory investment experience, including advising public companies, is invaluable to Cliffs. Mr. Taylor holds a Bachelor of Arts degree in Economics from McGill University and a Master of Arts degree in International Affairs from Columbia University School of International and Public Affairs.

Director Since: 2014	Other Current Public Directorships: None
Age: 53	Former Public Directorships:
Sapphire Industrials Corp. (2008 - 2010)

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that, except as otherwise noted below, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2016. On February 25, 2016, one Form 4 for Michael D. Siegal reporting two transactions related to the conversion of the Company's 7.00% Series A Mandatory Convertible Preferred Stock, which was effective on February 1, 2016, was filed late due to an administrative oversight.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 18

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth the amount and percent of common shares that, as of February 24, 2017 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each director named in this proxy statement, by our CEO, Chief Financial Officer (the "CFO") and the other named executive officers ("NEOs") as identified in the 2016 Summary Compensation Table below by such persons, individually and collectively by the directors named in this proxy statement and the other executive officers as a group, and by any person or “group” (as the term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding common shares. None of the shares owned by our directors, director nominees or executive officers are pledged as security.

Name of Beneficial Owner	Amount and Nature of “Beneficial Ownership” (1)
	Beneficial Ownership	Investment Power		Voting Power		Percent of Class (2)
		Sole	Shared	Sole	Shared
Directors
John T. Baldwin	68,160	68,160	—	68,160	—	—
Robert P. Fisher, Jr.	59,499	59,499	—	59,499	—	—
Susan M. Green	57,840	57,840	—	57,840	—	—
Joseph A. Rutkowski, Jr.	68,236	68,236	—	68,236	—	—
Eric M. Rychel	11,845	11,845	—	11,845	—	—
James S. Sawyer	34,682	34,682	—	34,682		—
Michael D. Siegal	57,428	57,428	—	57,428	—	—
Gabriel Stoliar	100,962	100,962	—	100,962	—	—
Douglas C. Taylor	99,219	99,219	—	99,219	—	—
Named Executive Officers
Lourenco Goncalves	572,159	572,159	—	572,159	—	—
P. Kelly Tompkins	66,042	66,042	—	66,042	—	—
Terry G. Fedor	31,344	31,344	—	31,344	—	—
Maurice D. Harapiak	19,095	19,095	—	19,095	—	—
Clifford T. Smith	58,286	58,286	—	58,286	—	—
All Current Directors and Executive Officers as a group (17 Persons)	1,368,899	1,368,899	—	1,368,899	—	—
Other Persons
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	16,724,462	16,461,539	262,923	261,340	13,100	5.64
(1)
Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.
(2)
Less than one percent, except as otherwise indicated.
(3)
The Vanguard Group, Inc. reported its ownership on Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2017.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 19

PROPOSAL 2	APPROVE AN AMENDMENT OF THIRD AMENDED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED COMMON SHARES

Our Board has unanimously approved and recommended that our shareholders approve and adopt an amendment to our Third Amended Articles of Incorporation to increase the number of authorized common shares from 400,000,000 to 600,000,000, which will result in an increase in the total number of authorized shares from 407,000,000 to 607,000,000. Currently, we have 400,000,000 authorized common shares. As of February 24, 2017, our Record Date, there were 296,394,489 common shares issued and outstanding and 5,492,305 common shares held as treasury shares. As of the Record Date, we also had 29,950,000 common shares reserved for future issuance under our equity-based compensation plans.
Our Board believes that the proposed increase in authorized common shares is desirable to enhance our flexibility in taking possible future actions, such as financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other general corporate purposes. The proposed amendment will enable us to act expediently to accomplish these objectives in a timely manner. Our Board determines whether, when and on what terms to issue authorized common shares, without further shareholder approval except as may be required by law, regulation or the rules of any national securities exchange on which the common shares are then traded.
The full text of Article Fourth of the Third Amended Articles, as it is proposed to be amended, is set forth below:

FOURTH: The maximum number of shares the Corporation is authorized to have outstanding is Six Hundred Seven Million (607,000,000) shares, consisting of the following:
(a) Three Million (3,000,000) shares of Serial Preferred Stock, Class A, without par value ("Class A Preferred Stock");
(b) Four Million (4,000,000) shares of Serial Preferred Stock, Class B, without par value ("Class B Preferred Stock"); and
(c) Six Hundred Million (600,000,000) Common Shares, par value $0.125 per share ("Common Shares").

The additional common shares to be authorized will have rights identical to our currently outstanding common shares.
Our Third Amended Articles provide that shareholders do not have preemptive rights to subscribe to additional securities which we may issue. If we issue additional common shares or other securities convertible into common shares in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present shareholders. The increase in authorized common shares could also discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect. The increase in authorized common shares is not proposed in response to any known attempt to acquire control of us.
The approval of Proposal 2 requires the affirmative vote of the holders of a majority of our outstanding common shares.

☑
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 RELATING TO THE AMENDMENT OF OUR THIRD AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 400,000,000 TO 600,000,000.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 20

PROPOSAL 3	APPROVE AMENDED AND RESTATED CLIFFS NATURAL RESOURCES INC. 2015 EQUITY AND INCENTIVE COMPENSATION PLAN

GENERAL
We are asking our shareholders to consider and vote upon a proposal to approve and adopt the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan, which we refer to as the “A&R 2015 Equity Plan.” Our Board of Directors approved the A&R 2015 Equity Plan on February 22, 2017, upon recommendation by the Compensation Committee. Subject to the approval of our shareholders at the 2017 Annual Meeting, the effective date of the A&R 2015 Equity Plan is expected to be April 25, 2017. The A&R 2015 Equity Plan was approved and adopted to amend and restate our Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan, as amended (the “Amended 2015 Equity Plan”). The A&R 2015 Equity Plan continues to afford the Compensation Committee the ability to design compensatory awards that are responsive to Cliffs’ business needs and includes authorization for a variety of awards designed to advance the interests and long-term success of Cliffs by encouraging share ownership among officers and other key employees of Cliffs.
The Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (the “2015 Equity Plan”) was last approved by shareholders at the 2015 Annual Meeting. In December 2016, the 2015 Equity Plan was amended by the Cliffs Board (the “First Amendment”). The First Amendment was adopted to permit common shares to be withheld and delivered under the Amended 2015 Equity Plan in connection with benefits under the Amended 2015 Equity Plan in excess of minimum statutory withholding requirements (but not in excess of maximum statutory withholding requirements). The Amended 2015 Equity Plan incorporated the terms of the First Amendment into the 2015 Equity Plan and made certain other non-material conforming changes. The A&R 2015 Equity Plan amends and restates in its entirety the Amended 2015 Equity Plan. The First Amendment described in this paragraph did not require shareholder approval under the terms of the 2015 Equity Plan or the applicable stock exchange rules and regulations. The A&R 2015 Equity Plan also increases the number of common shares authorized for issuance under the Amended 2015 Equity Plan by 15,000,000 shares.
Shareholders are not being asked to approve the First Amendment or the changes made to the Amended 2015 Equity Plan from the 2015 Equity Plan. Instead, shareholders are being asked to approve the A&R 2015 Equity Plan for the purposes described in this Proposal 3. If the A&R 2015 Equity Plan is approved by shareholders, it will be effective as of April 25, 2017. Outstanding awards under the 2015 Equity Plan and the Amended 2015 Equity Plan will continue in effect in accordance with their terms. If the A&R 2015 Equity Plan is not approved by our shareholders, no awards will be made under the A&R 2015 Equity Plan, the Amended 2015 Equity Plan will continue in effect and we may be limited in our ability to grant certain performance awards.
Our principal reason for adopting the A&R 2015 Equity Plan is to obtain shareholder approval of an additional 15,000,000 common shares authorized for issuance under the A&R 2015 Equity Plan. Shareholder approval of the A&R 2015 Equity Plan is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the A&R 2015 Equity Plan for purposes of Section 162 (m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Section 162(m) of the Code disallows a deduction for certain compensation paid to our CEO and to each of our other three most highly compensated executive officers, other than our CFO, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of Cliffs and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the A&R 2015 Equity Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the A&R 2015 Equity Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.
Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this Proposal 3 is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 21

PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the A&R 2015 Equity Plan, including the performance measures and applicable individual grant limits under the A&R 2015 Equity Plan, as well as the individuals eligible to receive awards under the A&R 2015 Equity Plan, to have the flexibility to potentially grant awards under the A&R 2015 Equity Plan that may be deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the A&R 2015 Equity Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the A&R 2015 Equity Plan to our Section 162(m) executive officers without regard to the limitations of Section 162 (m) through the 2022 annual meeting of shareholders (in other words, for five years).
The actual text of the A&R 2015 Equity Plan is attached to this proxy statement as Annex A. The following description of the A&R 2015 Equity Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.
WHY WE RECOMMEND THAT YOU VOTE FOR PROPOSAL 3
The A&R 2015 Equity Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on Cliffs common shares or factors that may influence the value of our shares for the purpose of providing our officers and other key employees, and those of our subsidiaries incentives and rewards for performance. Some of the key features of the A&R 2015 Equity Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and that the ability to provide equity-based and incentive-based awards under the A&R 2015 Equity Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our officers and other employees.
The use of our common shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our share price performance. Equity compensation also aligns the compensation interests of our employees with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.
As of March 3, 2017, ________ common shares remained available for issuance under the Amended 2015 Equity Plan (however, under the Amended 2015 Equity Plan’s fungible share counting mechanics, awards other than stock options and appreciation rights will be counted against the aggregate share limit as two common shares for every one share that actually is issued or transferred under such awards). If the A&R 2015 Equity Plan is not approved, we may be compelled to increase significantly the cash component of our employee compensation, which may not necessarily align employee compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our shareholders.
The following includes aggregated information regarding the overhang and dilution associated with the Amended 2015 Equity Plan and the potential shareholder dilution that would result if our proposed share increase under the A&R 2015 Equity Plan is approved. The information is as of March 3, 2017. As of that date, there were approximately ________ of our common shares outstanding:
Under the Amended 2015 Equity Plan as of March 3, 2017:

•
Outstanding full-value awards (performance share awards, unvested restricted share awards and unvested restricted stock units) assuming that the outstanding performance share awards achieve at target performance: __________ common shares (_____% of our outstanding common shares) (__________ common shares and _____% of our outstanding common shares if outstanding performance shares awards are assumed to be earned at maximum performance levels);

•
Outstanding stock options: __________ common shares (_____% of our outstanding common shares) (outstanding stock options have an average exercise price of $_____ and an average remaining term of _____ years);

•
Total common shares subject to outstanding awards as described above (full-value awards (with performance shares deemed achieved at maximum levels) and stock options): __________ common shares (_____% of our outstanding common shares);

•	Total common shares available for future awards under the Amended 2015 Equity Plan: __________ common shares (_____% of our outstanding common shares); and

•
The total number of common shares subject to outstanding awards (__________ common shares), plus the total number of common shares available for future awards under the Amended 2015 Equity Plan (__________ common shares), represents a current overhang percentage of _____% (in other words, the maximum potential dilution of our shareholders represented by the Amended 2015 Equity Plan).

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 22

PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

Under the A&R 2015 Equity Plan:

•
Proposed new common shares available for future issuance under the A&R 2015 Equity Plan: 15,000,000 common shares _____% of our outstanding common shares - this percentage reflects the simple dilution of our shareholders that would occur if the new share request under the A&R 2015 Equity Plan is approved).

Total potential overhang or dilution under the proposed A&R 2015 Equity Plan:

•
The total common shares subject to outstanding awards as of March 3, 2017 (__________ common shares), plus the total common shares available for future awards under the Amended 2015 Equity Plan as of that date (__________ common shares), plus the proposed additional common shares available for future issuance under the A&R 2015 Equity Plan (15,000,000 common shares), represent a total fully-diluted overhang of __________ common shares (_____%) under the A&R 2015 Equity Plan.

Based on the closing price on the NYSE for our common shares on March 3, 2017 of $_____ per share, the aggregate market value as of March 3, 2017 of the 15,000,000 additional common shares requested for issuance under the A&R 2015 Equity Plan was $__________.
In determining the number of shares to request for approval under the A&R 2015 Equity Plan, our management team worked with the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the A&R 2015 Equity Plan.
If the A&R 2015 Equity Plan is approved, we intend to utilize all of the shares authorized under the A&R 2015 Equity Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the A&R 2015 Equity Plan combined with the shares available for future awards will last for approximately three years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in “Summary of Material Terms of the A&R 2015 Equity Plan,” our Compensation Committee would retain full discretion under the A&R 2015 Equity Plan to determine the number and amount of awards to be granted under the A&R 2015 Equity Plan, subject to the terms of the A&R 2015 Equity Plan, and future benefits that may be received by participants under the A&R 2015 Equity Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this Proposal 3, shareholders should consider all of the information in this Proposal 3.
Summary of Material Changes from the 2015 Equity Plan
Change to Tax Withholding Provisions. The 2015 Equity Plan did not permit common shares to be withheld and delivered under the 2015 Equity Plan in connection with benefits under the 2015 Equity Plan in excess of minimum statutory withholding requirements. The Amended 2015 Equity Plan (and the A&R 2015 Equity Plan) have changed this to allow common shares to be so withheld and delivered in excess of minimum statutory withholding requirements (but not in excess of maximum statutory withholding requirements).
Additional Authorized Shares. The A&R 2015 Equity Plan provides for a total of 27,900,000 common shares to be issued or transferred with respect to awards under the A&R 2015 Equity Plan (consisting of 12,900,000 common shares authorized by shareholders in 2015 and an additional 15,000,000 common shares to be authorized by shareholders at the 2017 Annual Meeting).
Dividends and Dividend Equivalents. The 2015 Equity Plan provided that dividends on restricted shares and dividend equivalents on RSUs must be deferred and paid contingent on the earning of the underlying award only with respect to performance-based awards. The A&R 2015 Equity Plan extends this requirement that dividends on restricted shares and dividend equivalents on RSUs must be deferred and paid contingent on the earning of the underlying award to service-based awards (including other share-based awards and not just performance-based awards).
Extension of Term of the 2015 Equity Plan. The 2015 Equity Plan provides for its termination on May 19, 2025. The A&R 2015 Equity Plan will terminate on April 24, 2027.
Amended 2015 Equity Plan Highlights
Administration. The A&R 2015 Equity Plan will be administered by the Compensation Committee.
Reasonable A&R 2015 Equity Plan Limits. Subject to adjustment as described in the A&R 2015 Equity Plan, total awards under the A&R 2015 Equity Plan are limited to 27,900,000 shares, plus any shares returned to the A&R 2015 Equity Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. No further awards may be made under our plans preceding the 2015 Equity Plan.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 23

PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

The A&R 2015 Equity Plan also provides that, subject to adjustment as described in the A&R 2015 Equity Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options will not exceed 27,900,000 common shares;

•	no participant will be granted stock options and/or SARs, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant will be granted awards of restricted shares, RSUs, performance shares and/or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant in any calendar year will receive an award of performance units and/or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, having an aggregate maximum value as of their respective grant dates in excess of $20,000,000;

•
no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $10,000,000; and

•
awards that do not comply with the applicable minimum vesting periods provided for in the A&R 2015 Equity Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of common shares available under the A&R 2015 Equity Plan.

Fungible Share Counting Mechanics. The A&R 2015 Equity Plan contains fungible share counting mechanics, which generally means that awards other than stock options and SARs will be counted against the aggregate share limit as two common shares for every common share that is actually issued or transferred under such awards. This means, for example, that only 13,950,000 common shares could be issued in settlement of RSU awards from the 27,900,000 common shares authorized under the A&R 2015 Equity Plan.
Allowances for Conversion Awards and Assumed Plans. Subject to the A&R 2015 Equity Plan’s share counting rules, common shares covered by awards granted under the A&R 2015 Equity Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common shares issued or transferred under awards granted under the A&R 2015 Equity Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs or other shares or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other A&R 2015 Equity Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the A&R 2015 Equity Plan, under circumstances further described in the A&R 2015 Equity Plan, but will not count against the aggregate share limit or other A&R 2015 Equity Plan limits described above.
Limited Share Recycling Provisions. Common shares covered by an award granted under the A&R 2015 Equity Plan will not be counted as used unless and until they are actually issued and delivered to a participant. If any common shares issued or transferred pursuant to an award granted under the A&R 2015 Equity Plan are forfeited, or an award granted under the A&R 2015 Equity Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer as described in the A&R 2015 Equity Plan. The following common shares will not be added back to the aggregate share limit under the A&R 2015 Equity Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; (2) shares withheld or otherwise used by us to satisfy tax withholding obligations; and (3) shares that are repurchased by us with stock option proceeds. Further, all common shares covered by SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the A&R 2015 Equity Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate share limit under the A&R 2015 Equity Plan.
Minimum Vesting Periods/Double-Trigger Change in Control. The A&R 2015 Equity Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of common shares that may be issued or transferred under the A&R 2015 Equity Plan:

•
Time-based restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control only where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control); and

•
Restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for performance shares and performance

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 24

PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

units must be at least one year, unless the Compensation Committee specifically provides in a grant for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.
No Repricing Without Shareholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the A&R 2015 Equity Plan) is prohibited without shareholder approval under the A&R 2015 Equity Plan.
Change in Control Definition. The A&R 2015 Equity Plan includes a definition of “change in control,” which is set forth below.
Other Features.

•
The A&R 2015 Equity Plan also provides that, except with respect to converted, assumed or substituted awards as described in the A&R 2015 Equity Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant; and

•	The A&R 2015 Equity Plan is designed to allow awards made under the A&R 2015 Equity Plan to potentially qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
Section 162(m)
As discussed above, one reason for submitting this Proposal 3 to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the A&R 2015 Equity Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
In particular, the A&R 2015 Equity Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the A&R 2015 Equity Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

•	Profits (e.g., operating income, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit;

•
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., EBITDA divided by revenues, profits divided by revenues, gross margins and material margins divided by revenues, and sales margin divided by sales tons);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the A&R 2015 Equity Plan also includes individual grant limits for equity or incentive awards that can be granted pursuant to the A&R 2015 Equity Plan, as further described below under the heading “Summary of Material Terms of the A&R 2015 Equity Plan”.
Summary of Material Terms of the A&R 2015 Equity Plan
Administration: The A&R 2015 Equity Plan will be administered by the Compensation Committee (or its successor), or any other committee of the Cliffs Board designated by the Cliffs Board to administer the A&R 2015 Equity Plan that consists solely of two or more directors who are (1) “non-employee directors” within the meaning of Rule 16b-3, and (2) “outside directors” within the meaning of Section 162(m) of the Code. References to the “Committee” in this Proposal 3 refer to the Compensation Committee or such other committee designated by the Cliffs Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the A&R 2015 Equity Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the A&R 2015 Equity Plan, or of any agreement, notification or document evidencing the grant of awards under the A&R 2015 Equity Plan, will be final and conclusive. To the maximum extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of Cliffs, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain

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restrictions set forth in the A&R 2015 Equity Plan, authorize one or more officers of Cliffs to (1) designate employees to be recipients of awards under the A&R 2015 Equity Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.
Eligibility: Any person who is selected by the Committee to receive benefits under the A&R 2015 Equity Plan and who is at that time an officer or other key employee of Cliffs or any of its subsidiaries is eligible to participate in the A&R 2015 Equity Plan. In addition, certain persons who provide services to Cliffs or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”) may also be selected to participate in the A&R 2015 Equity Plan. As of March 3, 2017, there were approximately ______ employees and ______ consultants of Cliffs expected to participate in the A&R 2015 Equity Plan.
Shares Available for Awards under the A&R 2015 Equity Plan: Subject to adjustment as described in the A&R 2015 Equity Plan, the number of common shares that may be issued or transferred:

•	Upon the exercise of stock options or appreciation rights;

•	As restricted shares and released from substantial risks of forfeiture;

•	In payment of restricted stock units;

•	In payment of performance shares or performance units that have been earned;

•	As other stock-based awards under the A&R 2015 Equity Plan; or

•	In payment of dividend equivalents paid with respect to awards under the A&R 2015 Equity Plan;
may not in the aggregate exceed 27,900,000 common shares, plus any common shares that become available under the A&R 2015 Equity Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards (the “Available Shares”). The Available Shares may be common shares of original issuance, treasury shares or a combination of the foregoing.
Other Share Limits Under the A&R 2015 Equity Plan: The A&R 2015 Equity Plan also provides that, subject to adjustment as described in the A&R 2015 Equity Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of Incentive Stock Options will not exceed 27,900,000 common shares;

•	no participant will be granted stock options or appreciation rights, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant will be granted awards of restricted shares, restricted stock units, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, other than cash incentive awards, having an aggregate maximum value in excess of $20,000,000; and

•
no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $10,000,000.

Notwithstanding any provision of the A&R 2015 Equity Plan, up to 5% of the maximum number of common shares that may be issued or transferred under the A&R 2015 Equity Plan, as may be adjusted pursuant to the A&R 2015 Equity Plan, may be used for awards that do not comply with the applicable minimum vesting requirements for such awards.
Share Counting: The A&R 2015 Equity Plan contains fungible share counting mechanics, which generally means that each common share issued or transferred pursuant to awards (other than stock options and appreciation rights) under the A&R 2015 Equity Plan (or, between February 10, 2015 and May 19, 2015, under the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (the “A&R 2012 ICE Plan”)) will reduce the Available Shares by two common shares (instead of one common share) for each such issued or transferred common share. This means, for example, that assuming that all 27,900,000 common shares are available for issuance, only 13,950,000 common shares could be issued in settlement of restricted share unit awards from the 27,900,000 common shares initially authorized for issuance. Any common shares that again become available for issuance under the A&R 2015 Equity Plan (as described below) will be added back in accordance with the fungible share counting mechanics described above.
Common shares covered by an award granted under the A&R 2015 Equity Plan will not reduce the Available Shares unless and until they are actually issued or transferred. If any common shares issued or transferred under an award granted under the A&R 2015 Equity Plan are forfeited, or if an award granted under the A&R 2015 Equity Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred under (or subject to) the award will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the A&R 2015 Equity Plan. Upon payment in cash of the benefit provided by any award granted

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under the A&R 2015 Equity Plan, any common shares that were covered by the applicable portion of such award will be available for issue or transfer under the A&R 2015 Equity Plan. If, after February 10, 2015, any common shares subject to an award granted under the A&R 2012 ICE Plan are forfeited, or an award granted under the A&R 2012 ICE Plan is cancelled or forfeited, expires or is settled in cash (in whole or in part), the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under the A&R 2015 Equity Plan.
The A&R 2015 Equity Plan further provides that the following common shares will not be added to the aggregate number of common shares available for issuance or transfer under the A&R 2015 Equity Plan: (1) common shares tendered or otherwise used in payment of the exercise price of a stock option granted under the A&R 2015 Equity Plan (or the option price of a stock option granted under the A&R 2012 ICE Plan), (2) common shares withheld or otherwise used by Cliffs to satisfy a tax withholding obligation, (3) common shares subject to an appreciation right granted under the A&R 2015 Equity Plan (or an appreciation right granted under the A&R 2012 ICE Plan) that are not actually issued in connection with its common shares settlement on exercise, and (4) common shares reacquired by Cliffs on the open market or otherwise using cash proceeds from the exercise of stock options granted under the A&R 2015 Equity Plan (or stock options granted under the A&R 2012 ICE Plan). In addition, if under the A&R 2015 Equity Plan a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such commons shares will not count against the aggregate share limit under the A&R 2015 Equity Plan.
Common shares issued or transferred pursuant to awards granted under the A&R 2015 Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the A&R 2015 Equity Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the A&R 2015 Equity Plan, but will not count against the share limits under the A&R 2015 Equity Plan.
Types of Awards Under the A&R 2015 Equity Plan: Pursuant to the A&R 2015 Equity Plan, Cliffs may grant stock options (including “incentive stock options” as defined in Section 422 of the Code (or “Incentive Stock Options”)), appreciation rights, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common shares.
Each grant of an award under the A&R 2015 Equity Plan will be evidenced by an award agreement or agreements, or an Evidence of Award, which will contain such terms and provisions as the Committee may determine, consistent with the A&R 2015 Equity Plan. A brief description of the types of awards which may be granted under the A&R 2015 Equity Plan is set forth below.
Stock Options: A stock option is a right to purchase common shares upon exercise of the stock option. Stock options granted to an employee under the A&R 2015 Equity Plan may consist of either an Incentive Stock Option, a non-qualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may only be granted to employees of Cliffs or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a common share on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of common shares subject to the stock option and the applicable vesting and forfeiture provisions. However, no grant of stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of certain qualifying events occurring after a change in control of Cliffs (as described below).
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to Cliffs, or by wire transfer of immediately available funds; (2) the actual or constructive transfer to Cliffs of common shares owned by the participant (or certain other consideration permitted under the A&R 2015 Equity Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which Cliffs will withhold common shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the A&R 2015 Equity Plan may not provide for dividends or dividend equivalents.
Appreciation Rights: The A&R 2015 Equity Plan provides for the grant of appreciation rights, which may be granted as either Tandem Appreciation Rights or Free-Standing Appreciation Rights. A Tandem Appreciation Right is an Appreciation Right that is granted in tandem with a stock option or similar right. A Free-Standing Appreciation Right is an appreciation right that is not granted in tandem with a stock option or similar right. An appreciation right is a right, exercisable by the surrender of a related stock option (if a Tandem Appreciation Right) or by itself (if granted as a Free-Standing Appreciation Right), to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price (or option exercise price if a Tandem Appreciation Right) and the value of our common shares on the date of exercise. Tandem Appreciation rights may be granted at any time prior to the exercise or termination of the related stock

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options, but a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.
Each grant of an appreciation right will be evidenced by Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. However, no grant of appreciation rights may be exercisable sooner than after one year. A grant of appreciation rights may provide for earlier exercise, including in the case of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, common shares or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an appreciation right may not be less than the fair market value of a common share on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.
Tandem Appreciation Rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of the common shares over the exercise price) is positive, by surrender of the related stock option for cancellation. Appreciation rights granted under the A&R 2015 Equity Plan may not provide for dividends or dividend equivalents.
Restricted Shares: Restricted shares awarded under the A&R 2015 Equity Plan will consist of an award of common shares in consideration for the performance of services, which shares are subject to a substantial risk of forfeiture for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per common share on the date of grant. If the elimination of the restrictions is based solely on the passage of time, the period of time will be no shorter than one year. Restricted shares constitute an immediate transfer of the ownership of common shares to the participant, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee.
Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares, but restrictions that vest upon the achievement of management objectives may not terminate sooner than after one year. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, dividends or other distributions on restricted shares will be deferred until and paid contingent upon the earning of the related restricted shares. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
Any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below), except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where such early termination would disqualify the award.
Restricted Stock Units: Restricted stock units awarded under the A&R 2015 Equity Plan constitute an agreement by Cliffs to deliver common shares, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common shares on the date of grant. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the common shares underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted share unit award at the discretion of and on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional common shares, but dividend equivalents or other distributions on common shares under the restricted stock units will be deferred until and paid contingent upon the earning of the related restricted stock units. Each grant of a restricted share unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, common shares, or a combination of the two.
The restriction period applicable to any grant of restricted stock units may not terminate sooner than after one year. Any grant or sale of restricted stock units may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below), except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where such early lapse or modification would disqualify the award.
Performance Shares, Performance Units and Cash Incentive Awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the A&R 2015 Equity Plan. Each grant will specify the number or amount of performance shares or

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performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
These awards, when granted under the A&R 2015 Equity Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of performance shares, performance units or cash incentive awards that have been earned, and any grant may further specify that any such amount may be paid or settled by Cliffs in cash, common shares, restricted shares, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
The performance period with respect to a performance share, performance unit or cash incentive award will be a period of time (not less than one year) determined by the Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
Other Awards: The Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such common shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into common shares, purchase rights for common shares, awards with value and payment contingent upon performance of Cliffs or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the common shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of Cliffs. The terms and conditions of any such awards will be determined by the Committee. Common shares delivered under an award in the nature of a purchase right granted under the A&R 2015 Equity Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the A&R 2015 Equity Plan. The Committee may also grant common shares as a bonus, or may grant other awards in lieu of obligations of Cliffs or a subsidiary to pay cash or deliver other property under the A&R 2015 Equity Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.
If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code. The Committee may, at or after grant, authorize the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional shares, based on the earning of such awards.
“Double-Trigger” Accelerated Vesting upon Change in Control: The A&R 2015 Equity Plan includes “double-trigger” acceleration provisions with respect to the vesting of awards in connection with a change in control of Cliffs. Under the A&R 2015 Equity Plan, the vesting of awards will accelerate in connection with a change in control only where either (1) within a specified period the participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (2) the award is not assumed or converted into a replacement award in a manner described in the Evidence of Award.
The A&R 2015 Equity Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) a person or group is or becomes the beneficial owner of 35% or more of our then-outstanding common shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions; (2) individuals who constituted the Cliffs Board cease for any reason to constitute at

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least a majority of the Cliffs Board, unless their replacements are approved as described in the A&R 2015 Equity Plan (subject to certain exceptions); (3) Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership, as further described in the A&R 2015 Equity Plan; or (4) Cliffs’ shareholders approve its liquidation or dissolution.
Management Objectives; Qualified Performance-Based Awards: The A&R 2015 Equity Plan permits Cliffs to grant both awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and awards that are not intended to so qualify, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.
Management objectives are defined as the measurable performance objective or objectives established pursuant to the A&R 2015 Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted shares, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within Cliffs or one of its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.
The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted shares, restricted stock units, or Other Awards, granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Under the A&R 2015 Equity Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”
Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of Cliffs, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control of Cliffs) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.
Transferability of Awards: Except as otherwise provided by the Committee, no stock option, appreciation right, restricted share, restricted share unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the A&R 2015 Equity Plan may be transferred by a participant except (1) pursuant to a domestic relations order, (2) if it is made by the participant for no consideration to certain immediate family members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more of such immediate family members, subject to certain limitations, or (3) by will or the laws of descent and distribution. In no event will any such award granted under the A&R 2015 Equity Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify at the grant date that all or part of the common shares that are subject to awards under the A&R 2015 Equity Plan will be subject to further restrictions on transfer.
Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in the: (1) numbers of common shares covered by outstanding stock options, appreciation rights, restricted stock units, performance shares and performance units granted under the A&R 2015 Equity Plan; (2) if applicable, number of common shares covered by Other Awards granted pursuant to the A&R 2015 Equity Plan; (3) exercise price or base price provided in outstanding stock options and appreciation rights; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Cliffs, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of Cliffs, the Committee will provide in substitution for any or all outstanding awards under the A&R 2015 Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price greater than the consideration

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offered in connection with any such transaction or event or change in control of Cliffs, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the A&R 2015 Equity Plan and the share limits of the A&R 2015 Equity Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of common shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of Cliffs, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights (including following a voluntary surrender of "underwater" stock options or appreciation rights) in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The A&R 2015 Equity Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.
Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service engages in any detrimental activity. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common shares may be traded.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the A&R 2015 Equity Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by Cliffs or any of its subsidiaries outside of the United States of America or who provide services to Cliffs under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the A&R 2015 Equity Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the A&R 2015 Equity Plan as then in effect unless the A&R 2015 Equity Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.
Withholding: To the extent Cliffs is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the A&R 2015 Equity Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Cliffs for payment of the taxes required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of common shares, and such participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, we will withhold common shares having a value equal to the amount required to be withheld. When a participant is required to pay Cliffs an amount required to be withheld under applicable income and employment tax laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the payment, in whole or in part, by having withheld, from the shares required to be delivered to the participant, common shares having a value equal to the amount required to be withheld or by delivering to us other common shares held by such participant. The shares used for tax withholding will be valued at an amount equal to the market value of such common shares on the date the benefit is to be included in participant’s income. In no event will the market value of the common shares to be withheld and delivered pursuant to the A&R 2015 Equity Plan to satisfy applicable withholding taxes in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. Participants will also make such arrangements as Cliffs may require for the payment of any withholding tax obligation that may arise in connection with the disposition of common shares acquired upon the exercise of stock options.
No Right to Continued Employment: The A&R 2015 Equity Plan does not confer upon any participant any right with respect to continuance of employment or service with Cliffs or any of its subsidiaries.
Effective Date of the A&R 2015 Equity Plan: The A&R 2015 Equity Plan will become effective as of the date it is approved by our shareholders. Outstanding awards granted under the 2015 Equity Plan and the Amended 2015 Equity Plan will continue unaffected following such date.
Amendment and Termination of the A&R 2015 Equity Plan: The Cliffs Board generally may amend the A&R 2015 Equity Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the A&R 2015 Equity Plan, (2) would materially increase the number of shares which may be issued under the A&R 2015 Equity Plan, (3) would materially modify the requirements for participation in the A&R 2015 Equity Plan, or (4) must otherwise be approved by our shareholders in order to comply

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PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

with applicable law or the rules of the NYSE, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the A&R 2015 Equity Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively (except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability or a change in control of Cliffs) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code). Except in the case of certain adjustments permitted under the A&R 2015 Equity Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the A&R 2015 Equity Plan, including in the case of termination of employment due to death, disability or retirement, in the case of unforeseeable emergency or other special circumstances, or in the event of a change in control of Cliffs, the Committee may accelerate the vesting of certain awards granted under the A&R 2015 Equity Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).
The Board may, in its discretion, terminate the A&R 2015 Equity Plan at any time. Termination of the A&R 2015 Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the A&R 2015 Equity Plan more than ten years after the effective date of the A&R 2015 Equity Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the A&R 2015 Equity Plan.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the A&R 2015 Equity Plan because the grant and actual pay-out of awards under the A&R 2015 Equity Plan are subject to the discretion of the plan administrator.
FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the A&R 2015 Equity Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for A&R 2015 Equity Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.
Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount

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PROPOSAL 3 APPROVE AMENDED AND RESTATED 2015 EQUITY & INCENTIVE COMPENSATION PLAN

realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If common shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of a Tandem Appreciation Right or a Free-Standing Appreciation Right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted share unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to Cliffs or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, Cliffs or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the A&R 2015 Equity Plan, such as time-vested restricted shares and restricted stock units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional common shares under the A&R 2015 Equity Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the A&R 2015 Equity Plan by our shareholders.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the voting power of our common shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the A&R 2015 Equity Plan is required to approve the A&R 2015 Equity Plan, provided that a majority of votes cast on this proposal are cast in favor of the proposal.

☑	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO APPROVE THE AMENDED AND RESTATED CLIFFS NATURAL RESOURCES INC. 2015 EQUITY AND INCENTIVE COMPENSATION PLAN.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 33

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2016 regarding securities to be issued pursuant to outstanding stock options, restricted stock units and performance-based awards and securities remaining available for issuance under our equity plans. The A&R 2012 ICE Plan; the 2015 Equity Plan; the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (the "ESPP"); and the Directors' Plan have been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	8,498,480	(1)	$10.25	(2)	17,190,716	(3)
Equity Compensation Plans Not Approved by Security Holders	—		__		—
Total	8,498,480				17,190,716

(1)	Includes the following securities to be issued upon exercise:

•
2,436,938 performance share awards from the A&R 2012 ICE Plan and 0 performance share awards from the 2015 Equity Plan, which assumes a maximum payout of 200% upon meeting certain performance targets (As a result, this aggregate reported number may overstate actual dilution. As an example, included are 622,632 performance share awards outstanding from the 2014 grant which based upon performance will payout at 0% during February 2017);

•	5,088,760 restricted stock units for employees under both employee plans and 372,912 under the Directors' Plan;

•	599,870 stock options for which issuance is based on various vesting periods; and

•	0 shares from the ESPP.
The 2015 Equity Plan uses a fungible share pool under which each share issued pursuant to an option or stock appreciation right ("SAR") reduces the number of shares available by one share and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. This aggregated reported number reflects the actual number of shares that would be issued in settlement of these awards, and does not reflect the fungible impact on the 2015 Equity Plan if these awards were earned in total, which impact would be 9,516,130 shares.

(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)	Includes the following securities:

•
6,514,038 common shares remaining available under the 2015 Equity Plan that may be issued in respect of stock options, SARs, restricted shares, restricted stock units, deferred shares, performance shares, performance units, retention units and dividends or dividend equivalents;

•
676,678 common shares remaining available under the Directors’ Plan that may be issued in respect of restricted shares, restricted stock units, deferred shares and other awards that may be denominated or payable in, valued by or reference to or based on common shares or factors that may influence the value of the common shares; and

•	10,000,000 common shares authorized for purchase under the ESPP.
Also, as mentioned above, the 2015 Equity Plan uses a fungible share pool under which each share issued pursuant to an option or SAR reduces the number of shares available by one share, and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. As a result, awards granted from these remaining shares would ultimately count against this number, if and when settled in shares, based on the applicable fungible ratio and, in the case of performance-based awards, based on actual performance.

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PROPOSAL 4	APPROVE CLIFFS NATURAL RESOURCES INC. 2017 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

We are asking our shareholders to consider and vote upon a proposal to approve and adopt the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan, which we refer to as the "2017 EMPI Plan". Our Board of Directors approved the 2017 EMPI Plan on December 14, 2016, upon recommendation of the Compensation Committee. Subject to the approval of our shareholders at the 2017 Annual Meeting, the effective date of the 2017 EMPI Plan is the date of its adoption by the Board at its December 14, 2016 meeting.
The Board of Directors is submitting the 2017 EMPI Plan to our shareholders for approval to enable us to continue to provide annual incentive compensation to selected executives in a manner that may allow such incentive compensation to be deductible by us for federal income tax purposes. Section 162(m) of the Code disallows a deduction for certain compensation paid to our CEO and to each of our other three most highly compensated executive officers, other than our CFO, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of Cliffs and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2017 EMPI Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2017 EMPI Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.
Generally, compensation attributable to performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders. Shareholder approval of this Proposal 4 is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.
We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 EMPI Plan, including the performance measures and applicable individual grant limit under the 2017 EMPI Plan, as well as the individuals eligible to receive awards under the 2017 EMPI Plan, to have the flexibility to potentially grant awards under the 2017 EMPI Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the 2017 EMPI Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 EMPI Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2022 annual meeting of shareholders (in other words, for five years).
We previously sought and received shareholder approval for the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan, which we refer to as the "2012 EMPI Plan", at our 2012 Annual Meeting of Shareholders. The 2017 EMPI Plan has been proposed to replace the 2012 EMPI Plan, which expires after five years, and our Board of Directors is submitting the 2017 EMPI Plan to our shareholders so that incentive compensation paid under the 2017 EMPI Plan in the future may be able to qualify as “qualified performance-based compensation” for purposes of Section 162(m).
The 2017 EMPI Plan provides for payment of compensation to our covered employees in the form of awards that may, subject to shareholder approval of the 2017 EMPI Plan, qualify as “qualified performance-based compensation” for purposes of Section 162(m). If our shareholders do not approve the 2017 EMPI Plan, no awards will be made under the 2017 EMPI Plan and we may be limited in our ability to grant performance-based awards. The Compensation Committee of our Board of Directors currently contemplates that awards will be made under the 2017 EMPI Plan only to our executives who are (or are likely to become) covered employees (approximately 8 persons). If approved by our shareholders, the 2017 EMPI Plan will be effective for the fiscal year that began on January 1, 2017 and for each fiscal year thereafter until terminated.
The following summary of the material provisions of the 2017 EMPI Plan is not intended to be exhaustive and is qualified in its entirety by reference to the terms of the 2017 EMPI Plan, a copy of which is attached to this proxy statement as Annex B. You are urged to read it.
Summary of the 2017 EMPI Plan
The 2017 EMPI Plan is intended to provide a competitive annual incentive compensation opportunity to selected executives (approximately eight persons) based on achievement against one or more key objectives and thereby align actual pay results with our short-term business performance. The Compensation Committee will administer the 2017 EMPI Plan, so long as all members of the Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Code, with respect to awards intended to qualify as “qualified performance-

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PROPOSAL 4 APPROVE 2017 EMPI PLAN

based compensation” under that section of the Code. If one or more members of the Compensation Committee do not so qualify, the 2017 EMPI Plan will be administered by a subcommittee comprised of those members of the Compensation Committee that do so qualify, or another committee selected by the Board of Directors. The 2017 EMPI Plan will remain in effect until terminated by the Board.
For each of our fiscal years during the term of the 2017 EMPI Plan, which we refer to as a "plan year," the Compensation Committee will determine the participants in the 2017 EMPI Plan from among the executives of our company or our subsidiaries, and will establish in writing the method (stated in terms of an objective formula or standard) for computing the amount of compensation that will be payable under a qualified performance-based award to each participant for the plan year (or other applicable period) upon our achievement of certain pre-determined performance objectives. The computation method and performance objectives will be established by, not later than the time required for qualification of the awards as “qualified performance-based compensation” for purposes of Section 162(m). The Compensation Committee may not increase the amount that will be paid with respect to any award in accordance with the formula or standard but will retain the right to exercise negative discretion under the 2017 EMPI Plan to reduce or eliminate payout for any award for a plan year.
The Compensation Committee will decide whether any participant actually becomes entitled to payment for an award in accordance with the provisions of the 2017 EMPI Plan and any applicable award agreement. The maximum annual award to any participant under the 2017 EMPI Plan will not exceed $7,500,000, and no award payout that has been deferred will (between the date as of which the award payout is deferred and the payment date) increase by a factor greater than a reasonable rate of interest or one or more predetermined actual investments.
Under the 2017 EMPI Plan, the performance objectives for each plan year for qualified performance-based awards must be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth or relative ratios to sales in the case of profit measures, as described in the 2017 EMPI Plan:

Performance Objectives
net earnings or net income;	productivity ratios;
operating earnings or operating income;	expense or cost control, including production or sales cost per unit of volume;
pretax earnings;	market share;
earnings per share;	financial ratios as provided in our credit agreements;
share price, including growth measures and total shareholder return;
working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

earnings before interest and/or taxes;	completion of acquisitions of business or companies;
earnings before interest, taxes, depreciation and/or amortization;	completion of divestitures and asset sales;
adjusted earnings before interest, taxes, depreciation and/or amortization;	strategic partnering;
sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;	geographic expansion goals;
production or sales volume, whether in general, by type of product or service, or by type of customer;	safety performance;
gross or operating margins, or gross or operating margin growth;	management of employee practices and employee benefits;
return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;	research and development and product development;
working capital;	customer or employee satisfaction; and
residual economic profit, economic profit or economic value added;	any combination of any of the foregoing business criteria.
cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity, and cash flow return on investment;
The Compensation Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other companies. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to

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PROPOSAL 4 APPROVE 2017 EMPI PLAN

any designated portion or portions of the award opportunity, as the Compensation Committee may specify. The performance objectives need not be the same for each participant or for each award.
In the case of qualified performance-based awards, the applicable performance objectives must be objectively determinable as required under Section 162(m), and may exclude certain items as identified at the time of grant. The Committee may make certain adjustments regarding the applicable performance objectives as it deems appropriate and equitable, subject to the requirements of Section 162(m).
A participant will be eligible to receive payment in respect of an award only to the extent that the performance objectives and any other terms and conditions applicable to the award for the plan year are achieved and, for qualified performance-based awards, the objective formula or standard as applied against such performance objectives determines that all or some portion of the participant’s award has been earned for the plan year. Following the end of the plan year, the Compensation Committee will determine in writing the extent to which the performance objectives were satisfied, and the final amount of each participant’s award payout, including the use of negative discretion. Awards will be paid in cash, subject to applicable withholding, as soon as administratively practicable following such Compensation Committee certification, on such date as the Compensation Committee may specify, but in no event later than the 15th day of the third month following the end of the plan year.
Unless otherwise provided by the Compensation Committee in any particular circumstance, payment for awards with respect to any plan year will be contingent on the participant’s continued employment by us or one of our subsidiaries through the date on which the awards are paid following certification by the Compensation Committee. If a participant dies, terminates employment due to disability, retires or is terminated by us or one of our subsidiaries without cause after the start of a plan year and prior to the date of payment, the participant (or his or her estate in the case of his or her death) will be entitled to a pro rata award payout equal to the amount of the award that the participant would have earned during the entire plan year had the participant continued in our or one of our subsidiaries' active employ through the end of the plan year multiplied by a fraction, the numerator of which is the number of calendar days in the plan year through the date of the intervening event and the denominator of which is the number of calendar days in the plan year, which pro rata award payout will be paid at the time the award would have otherwise been paid to the participant but for the occurrence of such intervening event.
The Board of Directors may amend or terminate the 2017 EMPI Plan, but no amendment will be effective unless approved by our shareholders if shareholder approval is necessary to satisfy any applicable laws or the terms of the 2017 EMPI Plan. The 2017 EMPI Plan also allows for the Compensation Committee to have full authority to adopt and enforce any policies and procedures adopted by the Company, in respect of applicable laws and regulations or Company policy, relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a participant under an award, or on account of a participant's breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation.
Approval of 2017 EMPI Plan. Assuming a quorum is present at the 2017 Annual Meeting, the affirmative vote of the holders of a majority of the voting power of our common shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the 2017 EMPI Plan, voting together as a single class, is required to approve the 2017 EMPI Plan.
New Plan Benefits. It is not possible to determine specific amounts of awards that may be granted in the future under the 2017 EMPI Plan because the grant and actual pay-out of awards under the 2017 EMPI Plan are subject to the discretion of the plan administrator.

☑	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 TO APPROVE THE CLIFFS NATURAL RESOURCES INC. 2017 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we discuss in detail our executive compensation program for 2016 for our named executive officers (the "NEOs") consisting of our principal executive officer, our chief financial officer, and the next three highest paid executive officers employed as of December 31, 2016. Our NEOs for 2016 are:

•	Lourenco Goncalves, Chairman, President and Chief Executive Officer (the "CEO");

•
P. Kelly Tompkins, who for fiscal year 2016 served as our Executive Vice President & Chief Financial Officer (the "CFO") and effective January 1, 2017, serves as our Executive Vice President & Chief Operating Officer;

•	Terry G. Fedor, Executive Vice President, United States Iron Ore;

•	Maurice D. Harapiak, Executive Vice President, Human Resources; and

•	Clifford T. Smith, Executive Vice President, Business Development.
COMPENSATION AT A GLANCE
Despite one of the worst down cycles in our industry's history, our management team transformed our Company by streamlining our operations and strengthening our balance sheet to take advantage of an improving pricing environment. Through this cycle, we retained our key executives and kept them focused on our strategy. Of note:

•	Executive salaries were not increased in 2016;

•	Our outstanding 2016 performance substantially exceeded targets and resulted in our annual incentive paying out at maximum:

◦	We generated substantially higher than target cash flow as measured by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA");

◦	We exceeded all of our strategic oriented goals and objectives; and

◦	We achieved a substantial share price increase (in excess of 430%) reflecting our outstanding business results;

•
In 2014, we granted performance-based long-term incentives based on our share performance relative to a comparator group (relative Total Shareholder Return ("TSR")) with a performance period that ended December 31, 2016. However, even with our outstanding 2016 share price performance, we did not achieve the threshold and no performance shares were earned;

•
In 2016, we changed our long-term incentive to include a cash component. 50% of our long-term incentive was granted in the form of time-vesting restricted stock units and 50% of our long-term incentive is based on performance and paid in cash. Of the performance-based grant, half is earned based on an Adjusted EBITDA metric, while half is earned based on relative TSR:

◦	We believe that by paying out a portion of our long-term incentive in cash, we limit the dilutive impact of our plan and focus our executives on important strategic performance measures; and

•
After years of strong support, only 57% of our shareholders approved our 2015 Say-on-Pay vote. We reached out to shareholders to solicit feedback and understand their concerns over our compensation programs.

EXECUTIVE SUMMARY
Our executive compensation programs are designed to:

•	Support the execution of our business strategy and long-term financial objectives;

•	Attract, motivate and retain highly talented executives who will promote the short- and long-term growth of the Company;

•	Create continuous shareholder value and returns to align the long-term interests of our NEOs with those of our shareholders; and

•	Reward executives for contributions at a level reflecting the Company's performance as well as their individual performance.
Our Compensation Committee has designed our executive compensation program based on principles that reflect these objectives. These principles have contributed to our performance and rewarded executives appropriately.
Our CD&A and the related compensation tables and narratives cover five NEOs for 2016 and analyze a variety of compensation decisions and actions. Not all of the NEOs participated in or received all of the compensation elements for all of the periods described in this CD&A. When discussing each compensation element in this CD&A, we will explain the degree to which each NEO participated or was eligible for the program.
The following discussion focuses primarily on compensation actions taken and decisions made during our 2016 fiscal year, but also may contain information regarding compensation actions taken and decisions made both before and after the fiscal year to the extent that such information

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS

enhances the understanding of our executive compensation program. It includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2016 and provides analysis of these policies and decisions. The discussion gives context for, and should be read together with, the data presented in the compensation tables, the footnotes and narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.
2016 BUSINESS RESULTS
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, we are recognized as the largest and oldest independent iron ore mining company in the United States. Cliffs is a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. We also operate an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. Throughout 2016, the focus on cost reduction, operating efficiencies and optimizing cash flow combined with a healthier macro environment drove improved financial results compared to the prior year. At the operating level, Cliffs achieved improved cost rates across all segments. Our operating teams delivered lower production costs and good operating margins across all operations.
We are the market leading iron ore producer in the United States, supplying differentiated iron ore pellets under long-term contracts to the largest U.S. steel producers. Pricing protections and long-term supply certainty provided by our existing contracts and our low-cost operating profile positions U.S. Iron Ore as our most stable and profitable business. We expect to continue to strengthen U.S. Iron Ore profitability through our strong market position, operational expertise and disciplined capital allocation policies. In addition, an improved market environment for both iron ore and steel should further bolster performance in this segment.
The U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting of three major customers. During 2016, we sold 18.2 million long tons of iron ore pellets from our share of the production from the U.S. Iron Ore mines, an increase from the 17.3 million long tons sold in 2015. The increase was driven by improved steel market conditions which resulted in increased pellet demand. Total cost of goods sold and operating expense rate in our U.S. Iron Ore segment was $60.58 per long ton in 2016, down 8% from $65.99 per long ton in 2015. The largest factor driving decreased costs was lower maintenance and repair costs resulting from cost reduction initiatives and condition-based monitoring.
The Asia Pacific Iron Ore operations are located in Western Australia and consist solely of our wholly owned Koolyanobbing operation which serves the Asian iron ore markets with direct-shipped fines and lump ore. Asia Pacific Iron Ore’s production is under contract with steel companies primarily in China, Japan and South Korea. During 2016, Cliffs sold 11.6 million metric tons of iron ore, in line with the previous year and effectively the mine’s maximum capacity. Total cost of goods sold and operating expense rate in Asia Pacific Iron Ore was $36.10 per metric ton in 2016, an 8% decrease from $39.13 per metric ton in 2015. This was driven by a disciplined approach to management of mining costs.
Furthermore, full-year capital expenditures were reduced to levels not seen in many years at Cliffs. Capital expenditures during 2016 were $69 million, down from $81 million in 2015. For the full year, we recorded a net income to Cliffs' common shareholders of $174 million, or $0.87 per diluted share, compared with a net loss to Cliffs’ common shareholders of $788 million, or $5.13 per diluted share, in 2015. Cliffs reported 2016 Adjusted EBITDA of $374 million. This represented a 28% increase from 2015 Adjusted EBITDA of $293 million. We achieved these significant accomplishments as a result of our discipline and cost focus and not at the expense of safety and environmental stewardship.
While the operating results for 2016 were vastly improved from the prior year, the most important accomplishments for Cliffs were not captured in the income statement. First, we signed a number of new customer contracts, the most notable of which being a long-term pellet supply agreement with ArcelorMittal, our largest customer who consumes almost half of our pellet volumes. The contract guarantees supply from Cliffs through 2026, providing the U.S. business volume certainty that was previously viewed as a significant risk for the Company.
Secondly, we set out a goal at the beginning of 2016 to aggressively reduce debt, and ultimately exceeded our own aggressive targets. The Company executed a number of liability management initiatives to not only reduce balances but also extend the maturity runway. The end result was a reduction in principal debt outstanding by nearly $640 million dollars, from $2.9 billion in 2015 to $2.3 billion in 2016, and a reduction in net debt of $611 million dollars, or approximately 25%. In addition, we completely eliminated the nearest-dated debt maturity in January 2018, pushing our next maturity date out over two years to March 2020.
Our market capitalization at December 31, 2016 was approximately $2.0 billion and our TSR was a positive 432% on a year-over-year basis, among the best performances of all publicly-traded companies. The main factors contributing to our strong share price performance was the Company’s success in securing volume certainty, reducing costs, lowering the net debt balance and eliminating the nearest-dated debt obligation. The market also reacted strongly to improvements in seaborne iron ore and domestic hot-rolled steel prices. The seaborne iron ore market is considered healthier as the management teams at the major miners have shown commercial and volume discipline that they hadn’t shown in the past. In addition, investor sentiment toward the domestic steel market has significantly improved as the trade cases filed last year have led to a decrease in imported steel and thus a healthier steel market. We believe that these market trends will continue throughout 2017, and with the combination of a stronger macro environment, a disciplined attitude toward costs, and a much lighter debt load, we stand to thrive in the coming year and beyond.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

See Annex C for reconciliation to GAAP of our non-GAAP financial measures, which include Adjusted EBITDA and net debt.
EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES
The Compensation Committee designed our executive compensation program to help attract, motivate, reward and retain high-performing executives. The goal was to align pay with Cliffs’ performance in the short-term through variable cash compensation based on measures of financial performance and operational and strategic excellence and over the long-term through stock-based and cash-based incentives. Our compensation philosophy was to place a significant portion of compensation at risk based on our performance and increase the portion of compensation that is at risk as the responsibility level of the individual increases, consistent with market practices. The Compensation Committee also sought to balance this performance focus with sufficient retention incentives, including a competitive fixed salary and the use of time-based restricted stock units and cash-based performance incentives in our long-term incentive program.
Our guiding compensation principles, as established by the Compensation Committee for 2016, were as follows:

•	Align short-term and long-term incentives with results delivered to shareholders;

•
Design an incentive plan that focuses on performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative TSR, measured by share price appreciation plus dividends, if any) and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and selling, general and administrative ("SG&A") cost control);

•	Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and

•
Continue to structure programs as in prior years to align with corporate governance best practices (such as not providing "gross-ups" related to change in control payments, using "double-trigger" vesting in connection with a change in control for equity awards, using Share Ownership Guidelines and maintaining a clawback policy related to incentive compensation for our executive officers).

Relationship Between Our 2016 Performance and CEO Compensation
Our executive compensation program is designed to strongly align executive compensation with our financial performance. In 2016, 85% of target total direct compensation for our CEO was variable. Performance goals were greatly exceeded under the Company’s annual cash program under the Executive Management Performance Incentive Plan ("EMPI") for 2016, and, therefore, the CEO received a 200% payout. Accordingly, in 2016, realized total direct compensation for our CEO was 9% below target. Further, the performance-based restricted stock units and options awarded to Mr. Goncalves in 2014 potentially could be earned and exercisable in the near term.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 40

Highlighting the strong alignment between pay and performance, the following chart illustrates our CEO’s actual realized total direct compensation as compared to target total direct compensation over the Company’s last three fiscal years.

3-Year Realized CEO Total Direct Compensation: Target vs. Actual
Total Direct Compesnation ($millions)
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
9.38
1.68
ACTUAL Realized was 82% below Target
11.22
3.50
ACTUAL Realized was 69% below Target
7.94
7.24
ACTUAL Realized was 9% below Target
2014 (1)
2015 (2)
2016 (3)
Target Pay
Actual Pay

(1)	For 2014, Mr. Goncalves' actual total direct compensation included a prorated base salary based on his hire date of August 7, 2014 and a retention payment of $1.2 million.

(2)
For 2015, Mr. Goncalves' target total direct compensation included a special retention award of cash and restricted stock units; his actual total direct compensation included an annual cash EMPI Plan payout of 86.4% of target performance.

(3)	For 2016, Mr. Goncalves' actual total direct compensation included an EMPI payout of 200% of target award.

Key Incentive Features of Our Compensation Program for 2016
At the direction of our Compensation Committee, we reward for the achievement of performance and align compensation with shareholder return. Our approach to 2016 compensation was designed to provide our NEOs with a mix of both fixed and variable short-term and long-term compensation that was intended to incentivize and retain our NEOs. Our variable compensation programs were designed to align compensation with short-term and long-term performance. More specifically:

•	Annual Incentive Program: We selected Adjusted EBITDA, SG&A, cash production cost, liquidity and safety as the performance metrics for the EMPI Plan for 2016. In addition:

◦
We incorporated strategic initiatives, such as successful liability management exercises to reduce outstanding debt and repair the balance sheet, negotiation of contracts, the sales of non-core assets and safety performance, as additional goals;

◦	We included a minimum Adjusted EBITDA condition in our EMPI Plan for 2016, which means that no bonuses would be payable under our EMPI Plan if our Adjusted EBITDA was less than $25 million; and

◦
The Compensation Committee was permitted (solely by exercising negative discretion) to increase or decrease the final EMPI Plan payout based on its evaluation of an individual's performance for 2016; provided, however, that any such increase did not result in a final EMPI Plan payout in excess of the maximum potential EMPI award; and

•
Long-Term Incentive Program: 50% of our long-term incentives are performance based. We granted long-term performance cash incentive awards that are tied to annual Adjusted EBITDA performance and our relative TSR performance against the SPDR S&P Metals and Mining Exchange Traded Fund over a three-year performance period. In addition, we granted service-based restricted stock unit awards that generally cliff vest in three years.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

Governance Practices
The Compensation Committee and management review the compensation and benefits programs for our NEOs to align them with our philosophy and objectives. Accordingly, the Company has adopted the following key policies and practices over the last several years in response to evolving good governance practices in executive compensation and changes in our business and industry:

WHAT WE DO...
✓	Provide a considerable proportion of NEO compensation in the form of performance-based compensation
✓	Use double-trigger vesting in connection with a change in control with respect to our long-term equity awards
✓	Maintain an incentive compensation clawback policy
✓	Include caps on individual payouts in incentive plans
✓	Conduct an annual "say-on-pay" advisory vote
✓	Set significant share ownership guidelines for our NEOs and Directors
✓	Retain an independent compensation consultant to advise the Compensation Committee
✓	Conduct annual compensation-related risk reviews
✓	Maintain an insider trading policy that also prohibits any officer or Director from pledging Cliffs securities

WHAT WE DON'T DO...
✗	No tax "gross-ups" on change in control payments related to excise taxes and cash paid in lieu of health and welfare benefits
✗	No excessive perquisites
✗	No service credits related to the supplemental retirement plan benefit for all future hires
✗	No hedging in, pledging of, or short selling of, our common shares
✗	No repricing or backdating of stock options
2016 Say-on-Pay Vote and Shareholder Engagement
Each year, we take into account the result of the Say-on-Pay vote cast by our shareholders. We are committed to ensuring that our investors fully understand our executive compensation programs, including how they align the interests of our executives with those of our shareholders and how they reward the achievement of our strategic objectives. At our 2016 Annual Meeting, approximately 57% of our voting shareholders voted in favor of our NEOs' compensation, compared to 2015 when approximately 91% of our voting shareholders voted in favor of our Say-on-Pay resolution.
Say-on-Pay is a key indicator of shareholder feedback. We are committed to keeping an open dialogue with our institutional investors and shareholders throughout the year. As a result of the material decline in support for the 2016 Say-on-Pay vote, we engaged in a robust process to solicit feedback to better understand our shareholders' concerns. We were able to meet in person or by phone with 25 institutional shareholders representing approximately 52% of our common shares.
The Committee, with assistance from management and its independent compensation consultant, considered the opinions heard during these meetings and reviewed the results of the meetings with the Compensation Committee and the full Board. While shareholders had varying perspectives, a few common themes emerged from the discussions. Shareholders asked that we improve our communication, including providing more information about the Committee’s reasoning for compensation decisions. In addition, while they understood why retention grants had been made in the past, our shareholders indicated that retention awards are not a preferred incentive.

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COMPENSATION DISCUSSION AND ANALYSIS

In response, we have enhanced this CD&A and added discussion about our past retention grants. However, our outreach was conducted after decisions for 2016 had been made.
Here are the highlights of what we heard and how we responded:

WHAT WE HEARD...	HOW WE RESPONDED...
Communications are not transparent enough.
Shareholders expect an explicit and easily understood explanation of our programs and outcomes in the CD&A, including clarification of the Committee’s decision-making process.

We restructured our Compensation Discussion and Analysis.
The presentation of how we deliver pay and make pay decisions has been improved. In addition, we have added disclosure regarding previous year grants.

Large, one-time retention grants are not preferred.
Shareholders understood the need to hire and retain key team members; however, better insight into why large hire or retention grants were made is important.

We added disclosure to this CD&A to better explain past grants that were instrumental to hiring and retaining the management team that has delivered outstanding 2016 results; we have no intention to make large future one time awards.

Provide more thorough disclosure of shareholder engagement efforts.	We have added a more detailed description of our shareholders interaction and how we incorporated feedback in the development and adoption of our new executive compensation program.
OVERSIGHT OF EXECUTIVE COMPENSATION
The Role of the Compensation Committee
The Compensation Committee establishes and administers our executive compensation program, including compensation for our NEOs. The specific responsibilities of the Compensation Committee related to executive compensation include:
Oversight of Compensation Policies and Programs

•	Oversee development and implementation of Cliffs’ compensation policies and programs for executive officers;

•
Ensure that the criteria for awards under the EMPI Plan and the 2015 Equity and Incentive Compensation Plan (the "2015 Equity Plan") (or its successors) are appropriately related to Cliffs’ strategic plan and operating performance objectives; and

•	Make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of Cliffs participates.
Review of Executive Officer Performance and Approval of Compensation

•	At least annually, evaluate the performance of the executive officers and determine and approve such executive officers’ compensation levels, except for the CEO/President;

•	Approve the compensation level of the CEO/President, subject to ratification by the independent members of the Board;

•	Determine and measure achievement of corporate and individual goals and objectives for the executive officers under Cliffs’ incentive compensation plans; and

•	Approve stock options and other equity-based awards granted to employees.
Review of Employment and Severance Plans; Assistance in Succession Planning; Review of Candidates

•	Review and recommend to the Board candidates for election as executive officers, and review and approve offers of employment with such officers;

•	Review and approve severance or retention plans and any severance or other termination payments proposed to be made to executive officers; and

•	Assist the Board with respect to management development and succession planning.
The Role of the Executive Officers
The following describes the role of the executive officers in 2016 in the compensation process:

•
Proposed performance measures and levels for our annual and long-term incentive programs after reviewing our operational forecasts, key economic indicators affecting our businesses, historical performance, recent trends and our strategic plans;

•	Proposed performance measures that they believed to be most important and meaningful to the achievement of our strategic goals; and

•
Proposed what they believed to be the appropriate weighting for each factor in the calculation of overall incentive awards and threshold, target and maximum payout levels appropriate for each of the performance measures we chose.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the Compensation Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The Compensation Committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the Compensation Committee does not delegate any of its decision making authority to executive officers or other members of management.
The Role of the Executive Compensation Consultant
The Compensation Committee initially engaged Pearl Meyer as its independent executive compensation consultant in 2014 and reviews the engagement on an annual basis. The executive compensation consultant reported directly to the Compensation Committee on all work assignments from the Compensation Committee. The Compensation Committee retained the executive compensation consultant directly although, in carrying out its assignments, the consultant also interacted with management when necessary and appropriate. Specifically, members of management interacted with the executive compensation consultant to provide compensation and performance data for individual executives and the Company. In addition, the executive compensation consultant, in its discretion, sought input and feedback from the CEO and other members of management regarding its work product prior to presenting such work product to the Compensation Committee to confirm the work product’s alignment with the Company’s business strategy, determine what additional data needed to be gathered, or identify other issues.
The executive compensation consultant's work for the Compensation Committee with respect to 2016 compensation decisions included:

•	Commenting on the competitiveness of our executive compensation programs;

•	Providing information about market trends in executive pay practices;

•	Advising on compensation program design and structure;

•	Reviewing the relationship between executive compensation and Company performance; and

•	Assisting in the preparation of our proxy statement.
The Independence of the Executive Compensation Consultant
The Compensation Committee with respect to Pearl Meyer concluded that its compensation consultant is independent and does not have a conflict of interest in its engagement by the Compensation Committee. In reaching this conclusion, the Compensation Committee considered the following factors confirmed to the Compensation Committee by the compensation consultant:

•	The executive compensation consultant provides no other services to the Company (it provides only executive and director compensation advisory services to the Compensation Committee);

•	The executive compensation consultant maintains a conflicts policy to prevent a conflict of interest or other independence issues;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has any business or personal relationship with members of the Compensation Committee outside of the engagement;

•
Neither the individuals on the executive compensation consultant's team assigned to the engagement, nor to our knowledge the executive compensation firm, has any business or personal relationship with any of our executive officers outside of the engagement;

•	None of the individuals on the executive compensation consultant's team assigned to the engagement maintains any direct individual position in our shares;

•
The executive compensation consultant has regular discussions with only the members of the Compensation Committee (or select members of the Compensation Committee) present and when it interacts with management, it is at the Compensation Committee chair’s request and/or with the chair’s knowledge and approval;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has provided any gifts, benefits, or donations to us, nor have they received any gifts, benefits, or donations from us; and

•	The executive compensation consultant is bound by strict confidentiality and information sharing protocols.
Market for Talent
When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources, survey data as well as detailed proxy analysis of the executive compensation among the members of our comparator group.
The comparator group was based on companies with sales, size and scope reasonably comparable to those of Cliffs. Among other factors, the members of this comparator group are selected because the Company directly or indirectly competes with them for employees, business, capital and/or investors, and they have a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 44

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee periodically reviews the comparator group to evaluate whether it remains reasonable and appropriate. Pearl Meyer recommended that Cliffs continue to utilize the same comparator group in 2016 due to the state of flux in the industry and within the Company, except that they advised to remove Arch Coal, Inc. and Peabody Energy Corporation from the comparator group since they filed for bankruptcy in 2016. The Compensation Committee agreed, and as a result, the Company’s comparator group currently consists of the following companies:

Cliffs Comparator Group
Agrium Inc.	FMC Corporation
Airgas, Inc.	Goldcorp Inc.
Air Products and Chemicals, Inc.	Kinross Gold Corporation
Allegheny Technologies Incorporated	Mosaic Company (The)
Celanese Corporation	Newmont Mining Corporation
CF Industries Holdings, Inc.	Praxair, Inc.
CONSOL Energy Inc.	Teck Resources Limited
Eastman Chemical Company	Vulcan Materials Company

Principal Elements of 2016 Compensation
During 2016, the executive compensation and benefits provided to our NEOs primarily consisted of the components listed in the following table, which provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the objectives served by each element. These elements are discussed in more detail in the sections that follow.
Fiscal Year 2016 Principal Compensation Elements

Element	Description	Performance Conditions	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience and individual performance	Attraction and retention
EMPI Plan	Short-term incentive (annual cash payment)	Based on Adjusted EBITDA, SG&A, cash production costs, liquidity and safety metrics, along with additional strategic initiatives	Motivate the achievement of short-term strategic and financial objectives
Performance Cash Incentive Awards	Long-term incentive (cash payment)	Based on TSR relative to a comparator group and Adjusted EBITDA	Attraction and retention as well as promotion of long-term strategic and financial objectives
Restricted Stock Units	Long-term retention (equity-based payment)	Value related to share performance	Attraction and retention and promotion of long-term share performance
Retirement and Welfare Benefits	Health and welfare benefits, deferred compensation, 401(k) Company contributions, defined benefit pension participation and supplemental executive retirement plans	—	Attraction and long-term retention
Executive Perquisites	Financial services, executive physical, fitness reimbursement and company-paid parking	—	Avoid distraction from Cliffs’ duties
2016 Pay Mix
Because our NEOs are in a position to directly influence our overall performance, a significant portion of their compensation is variable and tied to our short- and long-term performance in order to align their interests with those of our shareholders. The variable pay components include the annual incentive (cash-based) and long-term incentive (cash and equity-based) awards. For the 2016 fiscal year, the pay mix at target for the CEO and other NEOs is displayed below.

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COMPENSATION DISCUSSION AND ANALYSIS

As illustrated in the charts below, 85% of our current CEO’s target total direct compensation, and 70%, on average, of target total direct compensation for our other NEOs, was provided through annual incentives tied to the achievement of short-term performance goals and equity-based and cash-based incentives that are dependent upon long-term corporate performance and share-price appreciation:

100%
75%
50%
25%
0%
27%
Restricted Stock Units
28%
LTI Cash Award
30%
Annual Incentive
15%
Base Salary
CEO Target Pay Mix
Variable Compensation
23%
Restricted Stock Units
23%
LTI Cash Award
24%
Annual Incentive
30%
Base Salary
Average of other NEOs Target Pay Mix

ANALYSIS OF 2016 COMPENSATION DECISIONS
Base Salary
The Compensation Committee annually reviews and approves the base salaries for the CEO and other executives, including the NEOs. In making a determination of the appropriate level of an executive's base salary, the Compensation Committee considers a number of factors, including:

•	Range, scope and complexity of the NEO's role;

•	Comparability with the external (market median) and internal marketplace (roles of similar responsibilities, experience and organizational impact);

•	Individual performance;

•	Tenure and experience; and

•	Retention considerations.
For 2016, the NEOs did not receive a base salary increase. In light of the challenging market environment in which we were operating, as well as our on-going cost reduction efforts, base salaries for our NEOs were frozen, which was consistent with action taken regarding all of the salaried employees of the Company.

Base Salaries Effective January 1, 2015 and During 2016
Goncalves	1,200,000
Tompkins	537,000
Fedor	402,000
Harapiak	372,000
Smith	402,000

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Program
Our EMPI Plan provides an opportunity for our NEOs to earn an annual cash incentive based on our financial performance relative to business plans and achievement against key corporate objectives. The objective of the EMPI Plan is to provide our NEOs with a potentially tax deductible competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance. Target annual incentives generally are positioned at or above market median; thus, when combined with salaries generally at median, the total target cash compensation opportunity for our NEOs generally is positioned at or above market median on average. The positioning of individual NEOs may vary from this general target based on the factors described above.
2016 EMPI Plan Award Opportunities. On February 23, 2016, the Compensation Committee established a target and maximum EMPI Plan opportunity for 2016 for each NEO (expressed as a percentage of base salary) as follows:

EMPI Plan Award Opportunities
	Threshold	Target	Maximum
Goncalves	—%	200%	400%
Tompkins	—%	80%	160%
Fedor	—%	80%	160%
Harapiak	—%	80%	160%
Smith	—%	80%	160%
2016 EMPI Plan Underlying Performance Measures. The EMPI Plan uses an underlying performance scorecard with multiple performance standards that are related to Cliffs' strategic performance, financial metrics and safety for 2016. Cliffs believes that a significant portion of our NEOs’ potential compensation should be dependent on our business results as well as our NEOs’ successful leadership.
2016 EMPI Plan Target Setting and 2016 Results. Performance targets under the EMPI Plan were established and approved by the Compensation Committee in the first quarter of 2016, taking into consideration management's financial plans for 2016. The Compensation Committee established five financial and operating performance goals relating to Adjusted EBITDA, SG&A, cash production cost (less idle expenses), liquidity, 2016 safety scorecard and several operational and strategic initiatives.
The Committee did not establish weightings for the five financial and operational performance goals. At the time the Committee established the performance targets, the company faced significant uncertainties that included iron ore prices, cash flow, contract negotiations and financing. In order to address these and other uncertainties, the Committee retained the discretion to increase or decrease any projected payout based on both the financial and operational performance and progress on overall operational and strategic initiatives. Based on the performance metrics, the Compensation Committee may exercise negative discretion so that the final EMPI payout is anywhere between zero and the maximum potential payout under the EMPI Award.
As a top level performance metric, the EMPI Plan included a minimum Adjusted EBITDA condition, which meant that no amounts were payable under our EMPI Plan if our Adjusted EBITDA had been less than $25 million. This is a performance metric intended to potentially qualify the EMPI awards for tax deductibility as performance-based pay.
The specific elements and funding results for the underlying metrics were as follows:

2016 EMPI
EMPI Plan Performance Metric	Target	2016 Actual
Adjusted EBITDA (USD $ in millions)	$125.00	$373.50
SG&A (USD $ in millions)	$100.00	$117.80
Cash Production Cost (less idle expenses)	$55.00	$50.50
Liquidity (USD $ in millions)	$300.00	$550.40
Safety Scorecard	176-249	191
The Committee reviewed the Company’s strategic performance, financial metrics and safety as summarized above, subjectively evaluated the Company’s qualitative progress in its liability management exercises to reduce outstanding debt and repair the balance sheet, the successful negotiation of customer contracts, the sales of non-core assets and safety performance and determined that Cliffs' performance was exceptional and paid the EMPI at maximum.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 47

COMPENSATION DISCUSSION AND ANALYSIS

Total annual incentives for 2016 under the EMPI Plan were paid in the amounts set forth in the following table to the NEOs:

EMPI Plan Payout ($)
Goncalves	4,800,000
Tompkins	859,200
Fedor	643,200
Harapiak	595,200
Smith	643,200
Long-Term Incentive Program
Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our Company by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure the NEOs’ financial interests are aligned with our shareholders’ interests;

•	Motivate decision making that improves financial performance over the long-term;

•	Recognize and reward superior financial performance of our Company;

•	Provide a retention element to our compensation program; and

•	Promote compliance with the stock ownership guidelines for executives.
Each year, we establish a target long-term incentive award opportunity for each NEO as a pre-determined percentage of base salary based on market competitive practices and internal equity considerations. In general, the Compensation Committee sought to position target long-term incentive opportunities at or above the median of market for equivalent roles so that, in combination with base salaries near median, and at or above market annual incentive targets, the total target compensation opportunity for our NEOs is generally above the median of market on average. Actual positioning may vary from this target for NEOs based on the factors previously described. In addition, actual awards to each NEO may vary from the target established for each role, based on the CEO’s assessment of individual performance in the case of grants made to NEOs other than the CEO and based on the Board’s assessment of the CEO’s performance in the case of grants made to the CEO.
Administrative Process. Long-term incentive awards for NEOs are granted annually on the date of the Compensation Committee’s approval or a later date as set by the Compensation Committee. Grants for new or newly promoted NEOs or for long-term retention are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotion-related awards is the date of such approval or such later date as the Compensation Committee determines. We do not schedule grants to coordinate with the release of material non-public information. Beginning in 2014, all NEOs grants were awarded under the 2012 Incentive Equity Plan or the Amended and Restated 2012 Incentive Equity Plan (the "A&R 2012 ICE Plan"). Additional grants awarded after our 2015 Annual Meeting were made under the 2015 Equity Plan (which was approved by our shareholders at the 2015 Annual Meeting). Effective March 1, 2015, payments of accrued dividends were eliminated for certain equity grants awarded under the 2012 Incentive Equity Plan, the A&R 2012 ICE Plan and the 2015 Equity Plan. The first amendment to the 2015 Equity Plan was made in December 2016. The first amendment was adopted to permit common shares to be withheld and delivered in excess of minimum statutory withholding requirements (but not in excess of maximum statutory withholding requirements).
2016 Long-Term Incentive Grants. 50% of an executive’s long-term incentive opportunity is in the form of performance based grants. In 2016, the Compensation Committee divided the annual long-term incentive grant to the NEOs into two components: Performance Cash Incentive Awards and Restricted Stock Units. The Committee was concerned that the low stock price could create significant shareholder dilution. By providing a portion of the long-term incentive in the form of a cash payout, the plan is less dilutive.
2016 Performance Cash Incentive Awards. The performance cash incentive awards granted in 2016 provide an opportunity to earn cash based on our performance over a three-year period, with potential funding from zero to 200% of the target grant depending on the level of attained performance. The cash is earned based on achieving two performance factors: TSR, as compared to comparator companies’ returns in the metals and mining industries (performance share comparator companies are identified below), and Adjusted EBITDA. The Adjusted EBITDA metric will be evaluated and set annually each February. If the metric for each year during the three-year performance period is achieved, a portion of the award for that year is considered earned but is paid in cash at the end of the three-year period.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 48

COMPENSATION DISCUSSION AND ANALYSIS

The calibration of the pay-for-performance relationship for 2016 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile
Annual Adjusted EBITDA (USD $ in millions)	50%	Below 75	75	125	175
Payout		—%	50%	100%	200%
2016 Performance Cash Comparator Group. The comparator group used for the 2016 performance cash incentive awards that are tied to relative TSR is comprised of the constituent companies in the SPDR S&P Metals and Mining ETF Index at the beginning of the three-year performance period, which starts on January 1, 2016. The index included the following companies:

AK Steel Holding Corporation	Freeport-McMoRan, Inc.	Royal Gold, Inc.
Alcoa Inc.	Haynes International, Inc.	Schnitzer Steel Industries Inc.
Allegheny Technologies Incorporated	Hecla Mining Company	Steel Dynamics, Inc.
Carpenter Technology Corporation	Kaiser Aluminum Corporation	Stillwater Mining Company
Coeur Mining, Inc.	Materion Corporation	TimkenSteel Corporation
Commercial Metals Company	Newmont Mining Corporation	United States Steel Corporation
Compass Minerals International, Inc.	Nucor Corporation	Worthington Industries, Inc.
CONSOL Energy Inc.	Reliance Steel & Aluminum Co.
The performance comparator group focuses on steel, metals and commodity mineral mining companies that generally will be affected by the same long-term market conditions that affect us. The Compensation Committee evaluates this comparator group for each new cycle of the performance cash program based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of our specific comparators. The performance comparator group used to assess performance for performance cash incentive awards is not the same as the comparator group used to assess the competitiveness of our compensation because the latter is limited to those companies who are similar in revenue and industry. As discussed above, for purposes of measuring relative TSR performance, we utilized a broader comparator group than that used for compensation benchmarking that was not determined solely by size or location.
2016 Restricted Stock Units. Restricted stock units granted in 2016 are generally earned based on continued employment over a period of three years and are retention-based awards. These restricted stock unit awards generally vest on December 31, 2018, and are payable in our common shares. Restricted stock units comprised half of the total annual long-term incentive grant for our NEOs in 2016.
2016 - 2018 Performance Cash Incentive Awards and Restricted Stock Unit Grants. On February 23, 2016, the Compensation Committee approved target awards (expressed as a percentage of base salary and decreased by 10% to conserve shares in the 2015 Equity Plan) of performance cash incentive awards and restricted stock unit awards under the 2015 Equity Plan for our NEOs. The number of shares subject to the restricted stock units awards granted to each NEO was determined by dividing the total grant values by the 60-day average closing price of our common shares ending on the date of grant ($1.79 for grants made in 2016). The use of the 60-day average price to calibrate the number of units granted limits the potential to grant an unusually high or low number of units due to an exceptionally low or high share price on the date of the grant. The following amounts of performance cash incentive awards and restricted stock units granted at the closing share price of $1.81 per share on February 23, 2016, the date of grant, were awarded to our NEOs for the 2016 - 2018 period:

	Target %	Total Grant Value ($)	Target Performance Cash Incentive Awards ($)	Restricted Stock Units (#)
Goncalves	360%	4,344,134	2,160,000	1,206,704
Tompkins	158%	853,240	424,250	237,011
Fedor	158%	638,748	317,600	177,430
Harapiak	158%	591,084	293,900	164,190
Smith	158%	638,748	317,600	177,430

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 49

COMPENSATION DISCUSSION AND ANALYSIS

The 2016 Adjusted EBITDA metric of the performance cash incentive awards granted in 2016 was earned on December 31, 2016 and paid at the maximum:

LTI Plan Performance Metric	Threshold	Target	Maximum	2016 Actual
Adjusted EBITDA (USD $ in millions)	75.0	125.0	175.0	373.5
The following are the amounts of the performance cash incentive awards earned on December 31, 2016:

Performance Cash Incentive Award Earned ($)
Goncalves	720,000
Tompkins	141,418
Fedor	105,868
Harapiak	97,968
Smith	105,868
2015 Long-Term Incentive Grants. As described in last year's proxy statement, the Long-Term Incentive program for 2015 had three components, each equally weighted in terms of target award value, including: (1) performance shares, that generally vest three years after the grant date, subject to continued service on such date; (2) restricted stock units that generally vest in equal thirds on December 31, 2015, December 31, 2016 and December 31, 2017, subject to continued service on such date; and (3) stock options that generally vest three years after the grant date, subject to continued service on such date.
In terms of the performance shares, award funding varies based on our three-year TSR position relative to our comparator group for such awards as follows: performance at the 35th percentile will fund 50% of the target award; performance at the 55th percentile will fund 100% of the target award; and performance at or above the 75th percentile will fund 200% of award target. No performance shares will be earned for relative performance below the comparator group 35th percentile.
2014 Long-Term Incentive Grants. Our Long-Term Incentive program for 2014 had only two components: (1) performance shares that generally vest three years after the grant date, subject to continued service on such date comprised 75% of the target award and (2) restricted stock units that generally vest three years after the grant date, subject to continued service on such date comprised 25% of the target award.
The restricted stock units have vested and were paid out in February 2017. The performance period for the performance shares ended on December 31, 2016. Award funding for the performance shares was based on our three-year TSR position relative to our comparator group for such awards as follows: performance at the 35th percentile was to fund 50% of the target award; performance at the 55th percentile was to fund 100% of the target award; and performance at or above the 75th percentile was to fund 200% of award target. No performance shares were to be earned for relative performance below the comparator group 35th percentile. Our three-year TSR position relative to our comparator group for the 2014 performance shares was at the 21st percentile, resulting in a zero percent payout.
RETIREMENT AND DEFERRED COMPENSATION BENEFITS
Defined Benefit Pension Plan
We maintain a defined benefit pension plan for all U.S.-based employees (the "Pension Plan") and a Supplemental Executive Retirement Plan (the "SERP") in which all of the NEOs are eligible to participate following one year of service. The Compensation Committee believes that pension benefits are a typical component of total benefits for employees and executives at companies in industries similar to ours and that providing such benefits is important to delivering a competitive package to attract and retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the 2016 Pension Benefits Table below.
401(k) Savings Plan
Our U.S.-based employees, including our NEOs, are eligible to contribute up to 35% of their base salary under our 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the 2016 calendar year, employee pre-tax contributions were limited to $18,000 ($24,000 for persons age 50 or older). We match 100% of employee contributions up to the first three percent and 50% for the next two percent of contributions. We believe our 401(k) match is competitive and necessary to attract and retain employees.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 50

COMPENSATION DISCUSSION AND ANALYSIS

Deferred Compensation Plan
Under the 2012 Non-Qualified Deferred Compensation Plan (the "2012 NQDC Plan"), the NEOs and other senior executives are permitted to defer, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. The Compensation Committee believed the opportunity to defer compensation is a competitive benefit that addresses the goal of attracting and retaining talent.
Deferrals earn interest at the Moody’s Corporate Average Bond Yield, which was approximately 3.73% for 2016, or any mutual investment option provided in the 401(k) Savings Plan for U.S. salaried employees. Additionally, the 2012 NQDC Plan provides for an annual supplemental matching contribution. The amount of the supplemental matching contribution is equal to what the NEO would have received as matching contributions in the 401(k) Savings Plan without regard to the applicable Code limits for 2016.
Other Benefits
Our other benefits and perquisites for senior executives, including our NEOs, are limited to Company-paid parking, fitness facility reimbursement, executive physicals, personal financial services, and certain commuter expenses. The Compensation Committee believed that these benefits will prevent distraction from duties as an executive officer and encourage the health and well-being of our executive leadership team. Due to the location of our corporate offices, we provide Company-paid parking to corporate employees in mid- to upper-level management positions and executive officers. These benefits are disclosed below in the 2016 Summary Compensation Table under “All Other Compensation” and described in footnote 7.
SUPPLEMENTARY COMPENSATION POLICIES
Cliffs uses several additional policies to ensure that our overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:
Share Ownership Guidelines
Our Board adopted Share Ownership Guidelines to ensure that senior executives, including our NEOs, have a meaningful direct ownership stake in Cliffs and that the interests of executives thereby are aligned with our shareholders. Our guidelines provide that senior executives, including our NEOs, own shares at least equal to the the dollar value of the respective multiple of their base salary. The guidelines are as follows:

Multiple of Base Pay
CEO	6x
Executive / Senior Vice President	3x
Vice President	1.5x
To be compliant, each executive has five years from the time he is appointed to his officer position to satisfy the Share Ownership Guidelines. The senior executives, including our NEOs, must hold 50% of their “net profit shares” (the shares remaining after deducting the number of shares required to be sold in order to pay tax obligations) from their vested restricted stock units until the senior executives have met the ownership guideline.
For purposes of determining stock ownership levels, only the following forms of our equity interests are taken into account:

•	stock owned directly; and

•	unvested restricted stock or restricted stock units.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 51

COMPENSATION DISCUSSION AND ANALYSIS

Currently, all of the NEOs are in compliance with our guidelines. The following table summarizes NEO ownership of our common shares as of December 30, 2016 (the last trading day of the year).

	Ownership Requirement Relative to Base Salary	Approximate Ownership Relative to Base Salary as of December 30, 2016 (1)
Goncalves	6x	10x
Tompkins	3x	4x
Fedor	3x	4x
Harapiak	3x	4x
Smith	3x	4x

(1)	Value is calculated based on the one-year average closing price per share of our shares on December 30, 2016, which was $5.05.
Change in Control Severance Agreements
Effective as of August 7, 2016, the Compensation Committee approved, and we subsequently entered into, new change in control severance agreements with all of our NEOs in service at such time except Mr. Goncalves with whom we entered into a change in control severance agreement on September 11, 2014. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the NEO in situations where the NEO believes, for example, that we may engage in a merger, be acquired in a hostile tender offer or be involved in a proxy contest. In addition, the Compensation Committee believes that such agreements align the interests of NEOs with the interests of our shareholders if a qualified offer is made to acquire Cliffs, in that each of our NEOs would likely be aware of or involved in any such negotiation and it is to the benefit of our shareholders to have NEOs negotiating in the shareholders’ best interests without regard to the NEOs' personal financial interests. The level of benefits under these agreements was determined consistent with market practices at the time that the agreements were established. The agreements generally provide for the following change in control benefits:

•
Depending on position, two or three times annual base salary and target annual incentive as severance upon termination within 24 months following the change in control, a payment for two or three years of continued SERP benefits, up to $10,000 in out placement services, up to $10,000 per year for tax and financial planning services for two or three years and, under certain circumstances, continuation of welfare benefits for two or three years, depending on position; and

•	Non-competition, confidentiality and non-solicitation restrictions on NEOs who receive severance payments following the change in control.
Past Retention Grants
2015 Cash and Restricted Stock Unit Grants. On September 10, 2015, the Compensation Committee approved special retention awards of cash and restricted stock units for certain of our NEOs. The objective was to provide Cliffs' executives and other key management employees with a meaningful financial incentive to drive Company performance and remain with Cliffs through the critical challenges of the next few years.
The program was developed with a significant cash component to achieve maximum financial impact and certainty of value for participants but also to limit shareholder dilution and pressure on the share pool available for employee share participation under the 2015 Equity Plan. The program's cash component was paid after the 2016 accounting year end in February 2017 and the restricted stock units will generally vest in December 2017. The special retention award equals the value of the NEOs' incentive targets: cash is valued at 100% of their annual EMPI Plan target, plus 50% of the annual long-term incentive target, and the restricted stock units are valued at 50% of their annual long-term incentive target.
The following amounts of cash and restricted stock units, granted at the closing share price of $4.06 per share on September 10, 2015, the date of grant, were awarded to our NEOs:

	Total Award Value ($)	Cash Award ($)	Restricted Stock Units (#)	Restricted Stock Units ($)
Goncalves	7,223,240	4,650,000	633,803	2,573,240
Tompkins	1,436,906	899,500	132,366	537,406
Fedor	1,075,635	673,350	99,085	402,285
Harapiak	995,361	623,100	91,690	372,261
Smith	1,075,635	673,350	99,085	402,285

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 52

COMPENSATION DISCUSSION AND ANALYSIS

2014 Cash Grant. In connection with the appointment as our Chairman, President and CEO in August 2014, the Committee recommended and the Board approved a retention payment of $1.2 million (of which Mr. Goncalves is required to repay a pro-rata portion if he leaves the Company before December 31, 2017), which award was designed to reflect best practices in the market.
2014 Restricted Stock Unit Grants. The Committee approved retention awards of restricted stock units to Messrs. Fedor and Smith on July 29, 2014. 50% of the restricted stock units vested on February 10, 2015 (first vesting date) and the remaining 50% vested on February 10, 2016 (second vesting date). The Committee's primary objective was to retain and promote long-term share performance.
The following are the amounts of the total award value and restricted stock units granted at the closing share price of $17.62 per share on July 29, 2014, the date of grant, awarded to Messrs. Fedor and Smith:

	Total Award Value ($)	Restricted Stock Units (#)
Fedor	415,832	23,600
Smith	432,395	24,540
Certain Material Tax and Accounting Implications
Section 162(m) of the Code generally disallows a federal income tax deduction to public companies like Cliffs for compensation in excess of $1 million paid to the CEO and to each of the three other most highly compensated executive officers (other than the CFO) in any taxable year. However, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code may be excluded from this $1 million limit. Our 2012 EMPI Plan and the 2015 Equity Plan are intended to permit us to grant certain awards that may be able to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. However, some grants of cash- or equity-based awards under these equity plans and some awards under the EMPI Plan may not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code under certain circumstances. While the Compensation Committee considers the deductibility of the compensation it awards, it retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intends to grant compensation under the 2012 EMPI Plan and the 2015 Equity Plan that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 53

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board:
The Compensation and Organization Committee of the Board has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for Cliffs’ 2017 Annual Meeting and in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2016, each as filed with the Securities and Exchange Commission.
This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.
Robert P. Fisher, Jr., Chair
Joseph A. Rutkowski, Jr.
Gabriel Stoliar
Douglas C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2016 were or have been an officer or employee of ours or engaged in transactions with us (other than in his capacity as director).
None of our executive officers serves as a director or member of the Compensation Committee of another organization whose executive officers serve as a member of either our Board or our Compensation Committee.

COMPENSATION-RELATED RISK ASSESSMENT

In 2016, the Human Resources Department, in conjunction with the ERM process, reviewed existing policies and plan design features within the framework of employee compensation plans in which employees (including the NEOs) participate in order to identify whether these arrangements had any design features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded that the risk mitigation features in our compensation policies and plans, including pay mix (variable versus fixed and short-term versus long-term), multi-year performance periods, incentive compensation clawbacks and Share Ownership Guidelines, provide adequate safeguards to either prevent or discourage excessive risk taking. The review team did not identify any risk within the framework of our compensation policies and plans for our NEOs and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation Committee received a report summarizing the work of the review team and concurs with this conclusion.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 54

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES
2016 Summary Compensation Table
The following table sets forth the compensation earned by our NEOs for services rendered to Cliffs and our subsidiaries for the fiscal years ended December 31, 2016, 2015 and 2014 (as applicable).

Name and Principal Position(a)	Year (b)	Salary ($) (2)(3) (c)	Bonus ($) (d)	Stock Awards ($) (4) (e)	Option Award ($)(f)	Non-Equity Incentive Plan Compensation ($) (2)(5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6) (h)	All Other Compensation ($) (7) (i)	Total ($) (j)
Lourenco Goncalves Chairman, President & CEO (1)	2016	1,200,000	—	2,184,134	—	5,520,000	314,528	317,819	9,536,481
	2015	1,200,000	—	6,177,499	1,440,947	2,073,600	133,502	88,260	11,113,808
	2014	482,308	1,200,000	4,244,000	3,457,500	—	—	93,334	9,477,142
P. Kelly Tompkins EVP & CFO	2016	537,000	—	428,990	—	1,000,618	172,838	34,741	2,174,187
	2015	537,000	—	1,243,092	282,128	371,174	72,987	35,155	2,541,536
	2014	513,750	—	838,310	—	499,000	201,850	199,087	2,251,997
Terry G. Fedor EVP, United States Iron Ore	2016	402,000	—	321,148	—	749,068	121,300	27,558	1,621,074
	2015	402,000	—	930,587	211,211	277,862	42,800	23,474	1,887,934
	2014	—	—	—	—	—	—	—	—
Maurice D. Harapiak EVP, Human Resources	2016	372,000	—	297,184	—	693,168	72,941	34,406	1,469,699
	2015	372,000	—	861,137	195,457	257,126	67,400	87,976	1,841,096
	2014	—	—	—	—	—	—	—	—
Clifford T. Smith EVP, Business Development	2016	402,000	—	321,148	—	749,068	155,500	37,867	1,665,583
	2015	402,000	—	930,587	211,211	277,862	35,000	35,327	1,891,987
	2014	385,000	—	1,061,179	—	312,000	196,625	989,675	2,944,479

(1)	CEO Reported Pay vs. Realized Pay:
It is important to note that the grant date fair value of the stock and option awards (both time-based and performance-based vesting) as set forth in our 2016 Summary Compensation Table above is for accounting and SEC disclosure purposes and is not realized pay for the indicated year. The table below shows the pay Mr. Goncalves realized for the past three years in contrast to the reported pay presented in the 2016 Summary Compensation Table. The difference between reported pay and realized pay reinforces the concept that a significant portion of Mr. Goncalves' compensation is at risk of forfeiture and depends on the performance of the Company.

Year of Compensation	Reported Pay ($)(a)	Realized Pay ($)(b)	Realized Pay as a Percentage of Reported Pay (%)
2016	8,904,134	7,244,607	81.36%
2015	10,892,046	3,503,828	32.17%
2014	9,383,808	1,682,308	17.93%

(a) Reported Pay includes salary, bonus, stock and option awards and non-equity incentive compensation.
(b)    Realized Pay is compensation actually received by Mr. Goncalves during the indicated fiscal year, consisting of salary, bonus, annual incentive received, net spread on stock option exercises and market value at vesting of previously granted stock and option awards. It excludes the value of any unearned and unvested stock and option awards, including performance shares, that will not actually be received, if earned, until a future date.

(2)
2016 amounts in columns (c) and (g) reflect the salary and non-equity incentive plan compensation for each NEO, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the 2012 NQDC Plan and certain other benefit plans.

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EXECUTIVE COMPENSATION

(3)	The 2016 salary of the NEOs includes their base salary before the employees’ contributions to the 401(k) Savings Plan.
The following table summarizes salary contributions for the 401(k) Savings Plan for NEOs in 2016:

	401(k) Contribution ($)	Catch-Up Contribution ($)	Total ($)
Goncalves	18,000	6,000	24,000
Tompkins	18,000	6,000	24,000
Fedor	24,030	6,000	30,030
Harapiak	18,000	6,000	24,000
Smith	18,000	6,000	24,000

(4)
The 2016 amounts in columns (e) reflect restricted stock units granted during 2016. These types of awards are discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2016 Compensation Decisions," under the sub-heading “2016 - 2018 Performance Cash Incentive Awards and Restricted Stock Unit Grants."

(5)
The 2016 amounts in column (g) reflect the incentive awards earned in 2016 under the EMPI Plan and Long-Term Incentive Program, which are discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2016 Compensation" under the sub-headings “Annual Incentive Program” and "Long-Term Incentive Program."

The table below shows performance cash incentive awards granted on February 23, 2016, to our NEOs for the 2016-2018 period. The 2016 Adjusted EBITDA metric was met and, therefore, the earned amounts are reported for 2016 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The remaining amounts are not yet earned and are not reflected in the 2016 Summary Compensation Table; once earned (if at all), the cash will be reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the year in which it is earned.

Outstanding 2016-2018 Performance Cash Incentive Awards($)
Goncalves	1,800,000
Tompkins	353,541
Fedor	264,666
Harapiak	244,916
Smith	264,666

(6)
The 2016 amounts in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Pension Plan and the SERP, both of which are discussed in “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits” under the sub-heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts in which the NEO is not fully vested. The present value of accumulated pension benefits for the NEOs generally increased from December 31, 2015, to December 30, 2016. This is primarily the result of the one additional year of benefit accruals earned under the qualified and nonqualified pension plans. This column also includes amounts for above-market interest for the NEOs’ balances in the 2012 NQDC Plan.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2016:

	Present Value of Pension Accruals ($)	Above-Market Interest on Deferred Compensation ($)	Total ($)
Goncalves	314,400	128	314,528
Tompkins	172,600	238	172,838
Fedor	121,300	—	121,300
Harapiak	72,900	41	72,941
Smith	155,500	—	155,500

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EXECUTIVE COMPENSATION

(7)
The 2016 amounts in column (i) reflect the combined value of the NEOs' perquisites or the benefits attributable to our paid parking, fitness reimbursement program, executive physical, financial services, dividends paid or accrued on equity holdings, matching contributions made on behalf of the executives under the 401(k) Savings Plan and the 2012 NQDC Plan and commuter expenses. 2015 amounts include the following additional amounts of accrued cash dividends that were not previously included: Mr. Tompkins, $8,100; Mr. Fedor, $3,540; and Mr. Smith, $3,681.

The following table summarizes perquisites and other compensation in 2016:

	Paid Parking ($)	Fitness Reimbursement Program ($)	Executive Physicals ($)	Financial Services ($)	401(k) Savings Plan Matching Contributions ($)	NQDC Plan Matching Contributions ($)	Dividends and Accrued Dividends ($) (a)	Other ($)		Total ($)
Goncalves	3,480	—	1,653	7,630	10,600	13,400	—	281,056	(b)	317,819
Tompkins	3,480	300	3,715	—	8,446	13,034	5,766	—		34,741
Fedor	3,480	300	—	—	10,600	5,480	7,698	—		27,558
Harapiak	3,480	—	8,774	5,043	10,600	4,280	2,229	—		34,406
Smith	3,480	300	—	10,000	10,600	5,480	8,007	—		37,867

(a)
Cliffs Board of Directors decided to eliminate quarterly dividend on Cliffs common shares, which decision was applicable for the first quarter of 2015 and all subsequent quarters; awards granted in previous years are subject to dividends.

(b)
Other compensation for Mr. Goncalves reflects the aggregate incremental cost of commuter expenses, including the cost of commercial airfare ($15,490), ground transportation ($14,722) and personal use of the leased corporate aircraft ($250,844) in 2016. We have estimated our aggregate incremental cost of personal use of the corporate aircraft using a methodology that reflects the direct variable operating costs on an hourly basis, including all costs that may vary by the hours flown. Included in these direct variable operating costs are: aircraft fuel and oil, trip-related maintenance, crew travel expenses, trip-related fees, ramp fees, landing fees, catering and other miscellaneous variable costs. Fixed costs, such as hangar fee storage, maintenance not related to travel, pilot salaries, insurance and warranty are excluded from this calculation.

2016 Grants of Plan-Based Awards
This table discloses in columns (d), (e) and (f) the potential payouts at the threshold, target and maximum levels of the 2016 awards under the EMPI Plan and Long-Term Incentive Program (performance cash incentive awards). See “Compensation Discussion and Analysis - Analysis of 2016 Compensation Decisions" under the sub-headings "Annual Incentive Plan" and "Long-Term Incentive Program” for Plan descriptions. Actual payouts for the 2016 EMPI awards and the 2016 Adjusted EBITDA portion of the 2016 performance cash incentive awards are shown in the 2016 Summary Compensation Table.
The table shows in columns (g) and (h) the number of restricted stock units granted in connection with the 2016 - 2018 period based on the grant date price of $1.81 per share of those restricted stock unit grants computed in accordance with FASB ASC 718.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 57

EXECUTIVE COMPENSATION

			Estimated Future Payouts under Non-Equity Incentive Plan Awards ($) (1)
Name (a)	Award Type (b) (2)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)
Goncalves	Annual Incentive Program	2/23/2016	—	2,400,000	4,800,000	—	—
	LTI Program - Performance Cash TSR	2/23/2016	540,000	1,080,000	2,160,000	—	—
	LTI Program - Performance Cash 2016 EBITDA	2/23/2016	180,000	360,000	720,000	—	—
	LTI Program - RSU	2/23/2016	—	—	—	1,206,704	2,184,134
Tompkins	Annual Incentive Program	2/23/2016	—	429,600	859,200	—	—
	LTI Program - Performance Cash TSR	2/23/2016	106,063	212,125	424,250	—	—
	LTI Program - Performance Cash 2016 EBITDA	2/23/2016	35,355	70,709	141,418	—	—
	LTI Program - RSU	2/23/2016	—	—	—	237,011	428,990
Fedor	Annual Incentive Program	2/23/2016	—	321,600	643,200	—	—
	LTI Program - Performance Cash TSR	2/23/2016	79,400	158,800	317,600	—	—
	LTI Program - Performance Cash 2016 EBITDA	2/23/2016	26,467	52,934	105,868	—	—
	LTI Program - RSU	2/23/2016	—	—	—	177,430	321,148
Harapiak	Annual Incentive Program	2/23/2016	—	297,600	595,200	—	—
	LTI Program - Performance Cash TSR	2/23/2016	73,475	146,950	293,900	—	—
	LTI Program - Performance Cash 2016 EBITDA	2/23/2016	24,492	48,984	97,968	—	—
	LTI Program - RSU	2/23/2016	—	—	—	164,190	297,184
Smith	Annual Incentive Program	2/23/2016	—	321,600	643,200	—	—
	LTI Program - Performance Cash TSR	2/23/2016	79,400	158,800	317,600	—	—
	LTI Program - Performance Cash 2016 EBITDA	2/23/2016	26,467	52,934	105,868	—	—
	LTI Program - RSU	2/23/2016	—	—	—	177,430	321,148

(1)	Represents the Company's Annual Incentive Program and Long-Term Incentive Program.

(2)	Regarding estimated 2016 payouts under the EMPI Plan and potential future payouts under the Long-Term Incentive Program:

i.
The EMPI Plan - The target award represents 50% of the maximum award value (and the minimum or threshold award represents 0% of the maximum award value) payable only upon achievement of a minimum adjusted EDITBA performance condition, but the Compensation Committee may exercise negative discretion so that the final EMPI payout could be anywhere from zero to the maximum potential payout under the EMPI Award;

ii.
The Long-Term Incentive Program - The amounts in column (d) reflects the threshold payout level of the 2016 - 2018 performance cash incentive awards, which is 50% of the target amount shown in column (e); and the amount shown in column (f) represents 200% of such target amounts;

1.	The performance cash incentive award is earned based on achieving two performance factors:

a.	TSR, as compared to comparator companies’ returns in the metals and mining industries and Adjusted EBITDA; and

b.
The Adjusted EBITDA metric, which is evaluated and set annually each February; if the metric for each year during the three-year performance period is achieved, a portion of the award for that year is considered earned but is paid in cash at the end of the three-year period.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table shows: in column (c), the number of unexercised option awards that are exercisable; in column (d), the number of unexercised option awards that are unexercisable; in column (e), the option exercise price and in column (f), the option expiration date. In addition, column (g) shows the number of unvested restricted stock units held by each NEO, and column (h) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 30, 2016 of $8.41 per share. Column (i) shows the number of unearned performance shares held by each NEO, and column (j) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 30, 2016 of $8.41 per share. These awards were granted under the 2012 Incentive Equity Plan, A&R 2012 ICE Plan or 2015 Equity Plan.

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EXECUTIVE COMPENSATION

		Option Awards					Stock Awards
Name (a)	Award Type (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Goncalves	2016 LTI Program	—	—		—	—	1,206,704	(1)	10,148,381	—		—
	2015 Special Retention Program	—	—		—	—	633,803	(2)	5,330,283	—		—
	2015 LTI Program	—	187,136	(3)	7.70	1/12/2025	62,378	(4)	524,599	187,137	(5)	1,573,822
	2014 New Hire	166,667	83,333	(6)	13.83	11/17/2021	—		—	400,000	(7)	3,364,000
Tompkins	2016 LTI Program	—	—		—	—	237,011	(1)	1,993,263	—		—
	2015 Special Retention Program	—	—		—	—	132,366	(2)	1,113,198	—		—
	2015 LTI Program	—	36,640	(3)	7.70	1/12/2025	12,213	(4)	102,711	36,640	(5)	308,142
Fedor	2016 LTI Program	—	—		—	—	177,430	(1)	1,492,186	—		—
	2015 Special Retention Program	—	—		—	—	99,085	(2)	833,305	—		—
	2015 LTI Program	—	27,430	(3)	7.70	1/12/2025	9,143	(4)	76,893	27,430	(5)	230,686
Harapiak	2016 LTI Program	—	—		—	—	164,190	(1)	1,380,838	—		—
	2015 Special Retention Program	—	—		—	—	91,690	(2)	771,113	—		—
	2015 LTI Program	—	25,384	(3)	7.70	1/12/2025	8,460	(4)	71,149	25,383	(5)	213,471
	2014 New Hire	—	—		—	—	20,000	(8)	168,200	—		—
Smith	2016 LTI Program	—	—		—	—	177,430	(1)	1,492,186	—		—
	2015 Special Retention Program	—	—		—	—	99,085	(2)	833,305	—		—
	2015 LTI Program	—	27,430	(3)	7.70	1/12/2025	9,143	(4)	76,893	27,430	(5)	230,686

(1)	Represents a grant of restricted stock units granted on February 23, 2016. The restricted stock units generally vest in full on December 31, 2018, subject to continued employment.

(2)	Represents a grant of restricted stock units on September 10, 2015. The restricted stock units generally vest on December 15, 2017, subject to continued employment.

(3)	Represents a grant of stock options granted on January 12, 2015. The stock options generally vest in full on December 31, 2017, subject to continued employment.

(4)
Represents a grant of restricted stock units granted on January 12, 2015. One-third of the total restricted stock units vested on each of December 31, 2015 (first vesting date) and December 31, 2016 (second vesting date), and the remaining restricted stock units reflected in the table will generally vest on December 31, 2017 (third vesting date), subject to continued employment.

(5)
Represents performance shares for the 2015 - 2017 performance period granted on January 12, 2015. These shares are shown based on achievement of target performance and will generally vest on December 31, 2017, subject to the achievement of specified performance metrics and continued employment through December 31, 2017.

(6)
Represents a grant of stock options to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. One-third of the stock options vested on each of December 31, 2015 (first vesting date) and December 31, 2016 (second vesting date), and the remaining stock options will generally vest on December 31, 2017 (third vesting date), subject to continued employment.

(7)
Represents performance-based restricted stock units granted to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. The performance-based restricted stock units grant is shown based on achievement of target performance and will generally vest, if at all, if our shares achieve and maintain certain VWAP prices for any period of 90 consecutive calendar days during the performance period commencing on August 7, 2014, and ending on December 31, 2017.

(8)
Represents a grant of restricted stock units to Mr. Harapiak on June 2, 2014 pursuant to his employment offer. The restricted stock units generally vest in full on June 2, 2017, subject to continued employment.

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2016 Option Exercises and Stock Vested
Columns (c) and (d) set forth certain information regarding performance shares and restricted stock units awards that vested during 2016 for the NEOs.

	Stock Awards
Name (a)	Award Type (b)	Number of Shares Acquired on Vesting (#) (c)		Value Realized on Vesting ($) (d)
Goncalves	2015 LTI Program - RSU	62,379	(1)	524,607
Tompkins	2015 LTI Program - RSU	12,213	(1)	102,711
	2014 LTI Program - RSU	9,610	(2)	80,820
Fedor	2015 LTI Program - RSU	9,143	(1)	76,893
	2014 Retention Award - RSU	11,800	(3)	21,122
	2014 LTI Program - RSU	6,930	(2)	58,281
Harapiak	2015 LTI Program - RSU	8,461	(1)	71,157
	2014 LTI Program - RSU	7,430	(2)	62,486
Smith	2015 LTI Program - RSU	9,143	(1)	76,893
	2014 Retention Award - RSU	12,270	(3)	21,963
	2014 LTI Program - RSU	7,210	(2)	60,636

(1)
Represents an award of restricted stock units granted during 2015 for the 2015 – 2017 period. One-third of the restricted stock units vested on December 31, 2016 (the value realized was determined based on the closing price of our common shares on December 30, 2016 of $8.41).

(2)
Represents an award of restricted stock units granted during 2014 for the 2014 – 2016 period (the value realized was determined based on the closing price of our common shares on December 30, 2016 of $8.41).

(3)
Represents a grant of additional restricted stock units to Messrs. Fedor and Smith on July 29, 2014. 50% of the restricted stock units vested on February 10, 2015, and the remaining 50% vested on February 10, 2016 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $1.79).

2016 Pension Benefits
This table discloses, for the Pension Plan and the SERP: in column (c), the number of years of credited service; in column (d), the present value of accumulated benefits; and in column (e), payments during the last fiscal year. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Item 8, Note 7 in our Annual Report on our Form 10-K for the year ended December 30, 2016.
The cash balance formula under our Pension Plan provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter after the applicable date, a credit is made to the account equal to a percentage of the NEO’s pay ranging from four percent to 10% based upon his age and service with transitional pay credits up to 13% during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.
The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of our NEOs during 2016 include the amount shown for 2016 in the “Salary” column of the 2016 Summary Compensation Table above plus the amount of incentive compensation earned in 2016 and paid in 2017, respectively.
The SERP generally provides the NEOs with the benefits that would have been payable under the Pension Plan if certain Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement or termination.
For more information about the NEOs’ pension and SERP benefits, refer to the “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits.”

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EXECUTIVE COMPENSATION

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Goncalves	Salaried Pension Plan	2.4	72,800	—
	SERP	2.4	375,100	—
Tompkins (1)	Salaried Pension Plan	6.6	189,200	—
	SERP	20.3	467,800	—
Fedor	Salaried Pension Plan	5.9	165,000	—
	SERP	5.9	162,300	—
Harapiak	Salaried Pension Plan	2.6	72,800	—
	SERP	2.6	67,500	—
Smith	Salaried Pension Plan	12.7	369,000	—
	SERP	12.7	252,000	—

(1)
For purposes of calculating the supplemental retirement benefit, the Compensation Committee approved a hire date of 1996 for Mr. Tompkins. Effective April 2012, Cliffs determined that it would no longer offer service credits for incoming executives.

2016 Non-Qualified Deferred Compensation
In 2016, the NEOs were permitted to defer under the 2012 NQDC Plan, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate or other investments provided in our 401(k) Savings Plan.
The NEO’s contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limitations. The amount NEO's received as Cliffs' matching contributions will be credited to the NEO's account per the 2012 NQDC Plan.
Additionally, the 2016 long-term incentive grant to the NEOs was divided into two components: performance cash incentive awards and restricted stock units. For the performance cash incentive awards, the Adjusted EBITDA metric is set annually each February and then evaluated during the following February. For each year during the three-year performance period the metric is achieved, the portion of the award for that year is considered earned but is paid in cash only after the end of the three-year period. The 2016 Adjusted EBITDA metric was met; therefore, the earned amounts are expected to be paid March 2019. As a result, earned performance cash amounts relating to our 2016 Adjusted EBITDA metric are reported in the table below as non-qualified deferred compensation amounts.
The following table shows: in column (c), executive contributions by each NEO, if any, and the contributions include any pre-tax contributions of salary and EMPI Plan awards; in column (d), registrant contributions, which are matching contributions we made on behalf of the NEOs and supplemental matching contributions authorized under the 401(k) Savings Plan that were credited to the 2012 NQDC Plan plus earned amounts for 2016 from the performance cash incentive awards as described above; in column (e), aggregate earnings, which includes interest earned on cash deferrals; in column (f), aggregate withdrawals and/or distribution; and in column (g) the aggregate year end balance.

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (c)	Registrant Contributions in Last FY ($) (1) (d)	Aggregate Earnings in Last FY ($) (2)(e)	Aggregate Withdrawals / Distribution ($) (3) (f)	Aggregate Balance at Last FYE ($) (4) (g)
Goncalves	NQDC Plan	—	13,400	793	—	35,493
	LTI Program - Performance Cash - 2016 EBITDA	—	720,000	—	—	720,000
Tompkins	NQDC Plan	—	13,034	1,009	—	35,100
	LTI Program - Performance Cash - 2016 EBITDA	—	141,418	—	—	141,418
Fedor	NQDC Plan	—	5,480	400	—	16,564
	LTI Program - Performance Cash - 2016 EBITDA	—	105,868	—	—	105,868
Harapiak	NQDC Plan	—	4,280	189	—	8,708
	LTI Program - Performance Cash - 2016 EBITDA	—	97,968	—	—	97,968
Smith	NQDC Plan	—	5,480	546	—	17,249
	LTI Program - Performance Cash - 2016 EBITDA	—	105,868	—	—	105,868

(1)
The amounts shown in column (d) consist of Cliffs' matching contributions disclosed in the column “All Other Compensation” in the 2016 Summary Compensation Table and amounts under the LTI Program - Performance Cash Awards for 2016 Adjusted EBITDA performance are reported in the "Non-Equity Incentive Plan Compensation" column of the 2016 Summary Compensation Table.

(2)
The amounts shown in column (e) under the NQDC Plan include above-market earnings, dividends and interest disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the 2016 Summary Compensation Table.

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EXECUTIVE COMPENSATION

(3)	The amounts shown in column (f) reflect any withdrawals and/or distribution.

(4)	The aggregate balance for only the NQDC Plan in column (g) includes compensation earned in prior years, that previously was reported in prior Summary Compensation Tables as follows:

Totals ($)
Goncalves	21,214
Tompkins	21,295
Fedor	9,959
Harapiak	4,280
Smith	9,405
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables and discussion below reflect the compensation payable to each of the NEOs in the event of termination of such executive’s employment under a variety of different circumstances, including voluntary termination, involuntary termination without cause and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 30, 2016. All amounts shown are based on reasonable estimates of the amounts that would be paid to the executive upon his termination; the actual amounts only can be determined at the time of such NEO’s separation from Cliffs.
Payments Made Upon All Terminations
If an NEO’s employment terminates, he is entitled to receive certain amounts earned during his term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan and 2012 NQDC Plan, if applicable; and

•	Undistributed but earned performance shares and vested restricted stock units and stock options for completed performance periods.
Additional Payments Upon Involuntary Termination Without Cause
In the event that an NEO is terminated involuntarily without cause, he typically would receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the NEO’s service with Cliffs and the NEO’s current incentive targets:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services;

•
Pursuant to the terms of our 2012 Incentive Equity Plan, A&R 2012 ICE Plan and 2015 Equity Plan, a pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his performance shares, restricted stock units and stock options. Such prorated performance shares and restricted stock units will be paid when such shares and units would otherwise be paid and prorated options have a exercisable period of one-year from date of termination; and

•	Financial services.
There is no legally binding agreement requiring that any such payments or benefits be paid to any NEO except in the case of a change in control and resulting qualifying termination. Because all such benefits are at the discretion of the Compensation Committee, it is not possible to estimate the amount that would be paid in such circumstances.
Additional Payments Upon Retirement
Executives are eligible for retirement at age 55 with at least five years of service. Our cash balance pension plan has only a service requirement of three years for full vesting. In the event of any NEO's retirement, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro rata portion of the annual incentive award under the EMPI Plan for the year in which he retires unless otherwise determined by the Compensation Committee;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement; and

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EXECUTIVE COMPENSATION

•
A pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his performance shares, restricted stock units and stock options. Such performance share awards, restricted stock units and stock options will be paid when such shares and units would otherwise be paid and options have a exercisable period of one-year from date of retirement.

Additional Payments Upon Change in Control (Without Termination)
Effective September 2013, upon a change in control, all future equity awards granted to NEOs will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediate vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided).
For this purpose, a "change in control" generally means the occurrence of any of the following events:

•
Any one person, or more than one person acting as a group, acquires ownership of Cliffs common shares possessing 35% or more of the total voting power of Cliffs common shares or the then-outstanding shares (subject to certain exceptions);

•	A majority of members of the Cliffs Board is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs Board prior to the date of the appointment or election;

•	Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or

•	Approval by Cliffs’ shareholders of a complete liquidation or dissolution of Cliffs.
Acquisitions of Cliffs’ common shares pursuant to certain business combination or similar transactions described in Cliffs’ equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•
Owners of Cliffs common shares immediately prior to the business transaction own more than 50% of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs common shares;

•
No one person, or more than one person acting as a group (subject to certain exceptions), owns 35% or more of the combined voting power of the entity resulting from the business transaction or the outstanding common shares of such resulting entity; and

•
At least a majority of the members of the Board of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by the Cliffs' Board. For purposes of this exception, the incumbent Board of Cliffs generally means those directors who were serving as of August 11, 2008 or April 7, 2015 (as applicable)(or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combinations or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares or similar business transaction with Cliffs.
Our 2012 Incentive Equity Plan, A&R 2012 ICE Plan and 2015 Equity Plan also clarify that the following two plan provisions do not apply to the definition of “Business Combination”: (1) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares or similar business transaction with Cliffs; and (2) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of shares or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Additional Payments Upon Termination Without Cause after Change in Control
Each of the NEOs has a written change in control severance agreement that applies only in the event of termination during the two years after a change in control. If one of the NEOs is involuntarily terminated during the two years after a change in control, for a reason other than cause, he will be entitled to the following additional benefits:

•
A lump sum payment in an amount equal to three times (in the case of Messrs. Goncalves, Tompkins and Harapiak) or two times (in the case of Messrs. Fedor and Smith) the sum of: (1) base salary (at the highest rate in effect during the five-year period prior to the termination date) and (2) annual incentive pay at the target level for the year of separation, year prior to the change in control or year of the change in control, whichever is greater.

•
COBRA continuation coverage for a period of 36 months (in the case of Messrs. Goncalves, Tompkins and Harapiak) or 24 months (in the case of Messrs. Fedor and Smith) following the termination date, for health, life insurance and disability benefits.

•
A lump sum payment in an amount equal to the sum of the additional future pension benefits that the NEO would have been entitled to receive for two or three years following the termination date under the SERP.

•	Incentive pay at target levels for the year in which the termination date occurs.

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•	Outplacement services in an amount up to 15% of the NEO’s base salary (in the case of Mr. Goncalves) or $10,000 (in the case of Messrs. Tompkins, Harapiak, Fedor and Smith).

•
The NEO will be provided perquisites for a period of 36 months (in the case of Messrs. Goncalves, Tompkins and Harapiak) or 24 months (in the case of Messrs. Fedor and Smith), comparable to the perquisites he was receiving before the termination of his employment or the change in control, whichever is greater.

Similar benefits are paid if the NEO voluntarily terminates his employment during the two years following a change in control if any of the following events occurs, provided that the NEO provides notice within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days following receipt of such notice:

•	a material diminution in the NEO’s base pay;

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material change (in excess of 50 miles) in the geographic location at which the NEO must perform services;

•	a material reduction in the NEO’s incentive pay opportunity; or

•	breach of employment agreement, if any, under which the NEO provides services.
For purposes of the change in control severance agreements, “cause” generally means termination of an NEO's employment for the following acts: (1) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with Cliffs or any subsidiary of Cliffs; (2) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (3) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (4) intentional wrongful engagement in any competitive activity.
In order to receive benefits under the change in control severance agreements, the NEOs must agree to certain covenants not to disclose any of our confidential and proprietary information, as well as covenants not to compete and not to solicit any of our employees. In addition, each NEO must sign a release of claims.
Additional Payments Upon Death or Disability
In the event of any NEO's death or disability, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•
Under the A&R 2012 ICE Plan - full vesting, subject to the Compensation Committee’s discretion, from time to time, of his performance shares (calculated at target), performance-based restricted stock units, restricted stock units and stock options; and

•
2015 Equity Plan - prorated vesting, subject to the Compensation Committee’s discretion, from time to time, of his performance cash and shares (calculated at target), performance-based restricted stock units, restricted stock units and stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES
The following tables show the benefits payable to the NEOs upon various types of terminations of employment and change in control assuming an effective date of December 30, 2016.

Lourenco Goncalves
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	10,800,000
Non-Equity Incentive Plan Compensation	1,026,962	1,026,962	—	—	1,026,962	—	4,920,000
Equity	10,006,280	10,006,280	—	—	10,006,280	—	21,073,952
Retirement Benefits	—	—	—	—	—	—	1,503,620
Non-Qualified Deferred Compensation	35,493	35,493	—	35,493	35,493	35,493	35,493
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	316,531
TOTAL	11,068,735	11,068,735	—	35,493	11,068,735	35,493	38,649,596

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 64

EXECUTIVE COMPENSATION

P. Kelly Tompkins
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	2,899,800
Non-Equity Incentive Plan Compensation	201,709	201,709	1,060,909	—	201,709	—	924,561
Equity	1,533,961	1,533,961	1,533,961	—	1,533,961	—	3,543,328
Retirement Benefits	607,286	607,286	—	656,942	656,942	—	1,001,642
Non-Qualified Deferred Compensation	35,100	35,100	35,100	35,100	35,100	35,100	35,100
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	168,985
TOTAL	2,378,056	2,378,056	2,629,970	692,042	2,427,712	35,100	8,573,416

Terry G. Fedor
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,447,200
Non-Equity Incentive Plan Compensation	151,002	151,002	—	—	151,002	—	692,136
Equity	1,148,320	1,148,320	—	—	1,148,320	—	2,652,545
Retirement Benefits	258,543	258,543	—	327,277	327,277	—	473,761
Non-Qualified Deferred Compensation	16,564	16,564	—	16,564	16,564	16,564	16,564
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	108,539
TOTAL	1,574,429	1,574,429	—	343,841	1,643,163	16,564	5,390,745

Maurice D. Harapiak
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	2,008,800
Non-Equity Incentive Plan Compensation	139,734	139,734	—	—	139,734	—	640,486
Equity	1,207,277	1,207,277	—	—	1,207,277	—	2,622,794
Retirement Benefits	—	—	—	—	—	—	335,138
Non-Qualified Deferred Compensation	8,708	8,708	—	8,708	8,708	8,708	8,708
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	153,638
TOTAL	1,355,719	1,355,719	—	8,708	1,355,719	8,708	5,769,564

Clifford T. Smith
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,447,200
Non-Equity Incentive Plan Compensation	151,002	151,002	794,202	—	151,002	—	692,136
Equity	1,148,320	1,148,320	1,148,320	—	1,148,320	—	2,652,545
Retirement Benefits	541,253	541,253	—	620,962	620,962	—	779,197
Non-Qualified Deferred Compensation	17,249	17,249	17,249	17,249	17,249	17,249	17,249
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	128,164
TOTAL	1,857,824	1,857,824	1,959,771	638,211	1,937,533	17,249	5,716,491

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 65

PROPOSAL 5	APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

In accordance with Section 14A(a)(1) of the Exchange Act, we are providing you with an opportunity at the 2017 Annual Meeting to vote, on an advisory basis, to approve our named executive officers' compensation, which is commonly known as “Say-on-Pay.” Say-on-Pay gives you an opportunity to vote, on a non-binding basis, to approve the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules. Cliffs conducts annual Say-on-Pay votes, and the next Say-on-Pay vote will occur at the 2018 Annual Meeting. At our Annual Meetings over the past six years you have provided varying levels of support for our NEO compensation program:

2011: 93% FOR	2014: 56% FOR
2012: 97% FOR	2015: 91% FOR
2013: 66% FOR	2016: 57% FOR
As described in detail in the "Compensation Discussion and Analysis," we seek to align short-term and long-term incentives for our NEOs with results delivered to you, our shareholders. We are asking you to indicate your support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” and related narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by you in your vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.
The affirmative vote of a majority of the voting power of the common shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on our NEOs' compensation is required to approve our NEOs' compensation.

☑	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 5 TO APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 66

PROPOSAL 6	ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

As part of our Board’s commitment to excellence in corporate governance, and as required by Section 14A(a)(2) of the Exchange Act, we are providing our shareholders with an opportunity to provide an advisory vote to determine whether the shareholder vote on named executive officer compensation, or the “Say-on-Pay” vote, should occur every one, two or three years.
After careful consideration, the Board of Directors has determined that a Say-on-Pay vote that occurs every year is the most appropriate alternative for Cliffs. Therefore, our Board recommends that you vote for a frequency of “EVERY YEAR” on holding future Say-on-Pay votes. In reaching its recommendation, the Board of Directors believes that an annual Say-on-Pay vote will allow our shareholders to provide us with more meaningful and direct input on our executive compensation philosophy, policies and programs. An annual advisory vote will also foster more useful communication with you by providing you with a clear and timely means to express any concerns and questions.
You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, we highly value your opinions and will consider the outcome of this vote when determining the frequency of future shareholder votes on our NEO compensation.
The frequency of the advisory vote on named executive compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by shareholders.

☑
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE OF EVERY YEAR ON PROPOSAL 6 RELATING TO THE ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

YOU ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD'S RECOMMENDATION. YOU MAY CHOOSE AMONG THE FOUR CHOICES (EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS OR ABSTAIN) SET FORTH ABOVE).

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 67

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Cliffs Natural Resources Inc. (the "Company") is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and is reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter in July 2016 and recommended and approved changes on July 26, 2016. A copy of the charter is available at http://www.cliffsnaturalresources.com.
The members of the Audit Committee are John T. Baldwin (Chair), Robert P. Fisher, Jr., Eric M. Rychel, James S. Sawyer and Michael D. Siegal, all of whom are independent of the Company in accordance with the listing standards of the New York Stock Exchange ("NYSE") and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent registered public accounting firm.
Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management also is responsible to attest, as of December 31, 2016, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.
The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") and to issue a report thereon. The independent registered public accounting firm is also responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2016.
The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016, with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting, including Deloitte's report on the design and operating effectiveness of internal controls.
In this context, the Audit Committee met 7 times in 2016 and held discussions with management and Deloitte. The Audit Committee also regularly met in separate executive sessions with Deloitte, the Company’s internal auditors and executive management, who oversees internal audit and risk management, and Audit Committee members only.
Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2016 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements, including the critical accounting policies and estimates with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed under the PCAOB standards and any other matters required to be discussed under applicable standards, including Auditing Standard No 1301.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and the Audit Committee discussed with Deloitte its independence from the Company, including consideration of the compatibility of non-audit services with the firm’s independence.
Based on the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representation of management and the report of Deloitte to the Audit Committee, the Audit Committee recommended to the Board of Directors and the Board has approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee:
J. T. Baldwin, Chair
R. P. Fisher, Jr.
E. M. Rychel
J. S. Sawyer
M. D. Siegal

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 68

PROPOSAL 7	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL
It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as Cliffs’ independent registered public accounting firm for the year ending December 31, 2017. We expect representatives of Deloitte to be present at the 2017 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.
Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2016	2015
Audit Fees (1)	$2,758.2	$3,208.3
Audit-Related Fees (2)	365.4	131.5
Tax Fees (3)	—	—
All Other Fees	—	—
TOTAL	$3,123.6	$3,339.8

(1)    Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2016 and 2015; and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.

(2)    Audit-related fees consist of fees billed, or to be billed, related to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.

(3) Tax fees consist of fees billed, or to be billed, related to tax consulting services.
Auditor Fees Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chair, or any Audit Committee member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees” and “Audit-Related Fees,” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the voting power of our common shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the ratification of our independent registered public accounting firm is required to ratify the appointment of Deloitte & Touche LLP as our registered public accounting firm.

☑
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 7 FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 69

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND COMPANY DOCUMENTS

SHAREHOLDER PROPOSALS
To be included in the proxy statement and proxy card for the 2018 Annual Meeting of Shareholders, a shareholder proposal must be received by us on or before November 15, 2017 (or, if the date of the 2018 Annual Meeting is more than 30 days before or after the date of the 2017 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), and must comply with Rule 14a-8 under the Exchange Act.
In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the 2018 Annual Meeting is received by us after March 12, 2018 (or, if the date of the 2018 Annual Meeting is more than 30 days before or after the date of the 2017 Annual Meeting, such notice is not received a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2018 Annual Meeting.
Proposals and other items of business should be directed to the Secretary by fax to (216) 694-6509 or by mail to Secretary, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.
COMPANY DOCUMENTS
Cliffs' 2016 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement in satisfaction of SEC requirements. Additional copies of the proxy materials and 2016 Annual Report are available upon request free of charge. To obtain copies of the proxy materials or Annual Report, please contact our Investor Relations Department to submit your request at (800) 214-0739, by email at ir@cliffsnaturalresources.com or visit our website at http://www.cliffsnaturalresources.com under the "Investors" section. You also may call this number to obtain directions to attend the 2017 Annual Meeting and vote in person.
Pursuant to SEC regulations, the material appearing under the captions "Audit Committee Report" and "Compensation Committee Report" are not deemed to be soliciting material or filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

OTHER INFORMATION

Management does not know of any other items, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which may properly come before the 2017 Annual Meeting or other matters incident to the conduct of the meeting. However, if any such other items shall properly come before the 2017 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

CLIFFS NATURAL RESOURCES INC. - 2017 Proxy Statement 70

ANNEX A	CLIFFS NATURAL RESOURCES INC. AMENDED & RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of this Plan is to attract and retain officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service or performance.
2.Definitions. As used in this Plan:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.
(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
(d)“Board” means the Board of Directors of the Company.
(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Committee” means the Compensation and Organization Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Nonemployee Directors.
(i)“Common Shares” means the common shares, par value $0.125 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j)“Company” means Cliffs Natural Resources Inc., an Ohio corporation, and its successors.
(k)“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(l)“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(m)“Director” means a member of the Board.
(n)“Effective Date” means May 19, 2015.
(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(r)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(s)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement A-1

Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., operating income, EBITDA, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., EBITDA divided by revenues, profits divided by revenues, gross margins and material margins divided by revenues, and sales margin divided by sales tons);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.
(t)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(u)“Nonemployee Director” means a person who is a “Nonemployee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.
(v)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(w)“Option Price” means the purchase price payable on exercise of an Option Right.
(x)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.
(y)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, or (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(z)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement A-2

(aa)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(ab)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(ac)“Plan” means this Cliffs Natural Resources Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan, as it may be amended or amended and restated from time to time.
(ad)“Predecessor Plan” means the Company’s Amended and Restated 2012 Incentive Equity Plan.
(ae)“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(af)“Restatement Date” means the date on which the Cliffs Natural Resources Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan is approved by the shareholders of the Company.
(ag)“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ah)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ai)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.
(aj)“Shareholder” means an individual or entity that owns one or more Common Shares.
(ak)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.
(al)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.
(am)“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.
(an)“Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under the Plan.
(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 27,900,000 shares (consisting of 12,900,000 shares that were approved by the Shareholders in 2015 and 15,000,000 shares to be approved by the Shareholders in 2017), plus any Common Shares that become available under this Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, as provided in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
The aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by (A) one Common Share for every one Common Share subject to an option right or stock appreciation right granted under the Predecessor Plan between February 10, 2015 and the Effective Date, (B) two Common Shares for every one Common Share subject to an award other than a stock option or stock appreciation right granted under the Predecessor Plan between February 10, 2015 and the Effective Date, (C) one Common Share for every one Common Share issued or transferred upon exercise of an Option Right or Appreciation Right granted under this Plan, and

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(D) two Common Shares for every one Common Share issued or transferred in connection with an award other than an Option Right or Appreciation Right granted under this Plan. Subject to the provisions of Section 3(b) of this Plan, Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.
(b)Share Counting Rules.

(i)
If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(ii)
If after February 10, 2015, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(iii)
Notwithstanding anything to the contrary contained in this Section 3, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section 3(a) above: (A) Common Shares tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of a stock option granted under the Predecessor Plan); (B) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (C) Common Shares subject to an Appreciation Right (or a stock appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plan). In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit under Section 3(a) above.

(iv)
Any Common Share that becomes available for issuance or transfer under this Plan under this Section 3 will be added back as (A) one Common Share if such share was subject to an Option Right or Appreciation Right granted under this Plan or a stock option or a stock appreciation right granted under the Predecessor Plan, and (B) as two Common Share(s) if such share was issued or transferred pursuant to, or subject to, an award granted under this Plan other than an Option Right or an Appreciation Right granted under this Plan (or was subject to an award other than a stock option or a stock appreciation right granted under the Predecessor Plan).

(c)Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 27,900,000 Common Shares.
(d)Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(ii)
No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $20,000,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $10,000,000.
(e)Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for (i) awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable minimum vesting requirements set forth in such sections of this Plan.

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4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant. Further, Option Rights may provide for the earlier exercise of such Option Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.
(g)Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i)The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
(j)No Option Right will be exercisable more than 10 years from the Date of Grant.
(k)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(l)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

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(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant. Further, Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(e)Regarding Free-Standing Appreciation Rights only:

(i)
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
6.Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
(e)Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant. Further, Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based

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Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(g)Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares will be deferred until and paid contingent upon the earning of the related Restricted Shares.
(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b)If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year.
(c)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(d)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year.
(e)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant. Further, Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(f)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units will be deferred until and paid contingent upon the earning of the related Restricted Stock Units.
(g)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(h)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(b)The Performance Period with respect to each Cash Incentive Awards, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier

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lapse or other modification, including in the event of the retirement, death or disability of a Participant. Further, the Performance Period may be subject to continued vesting or earlier lapse or modification in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Cash Incentive Awards, Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.
(c)Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.
(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.
(f)The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.
(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.
(e)Notwithstanding anything to the contrary contained in this Plan, an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant. Further, an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable, to such award in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where

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such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.
10.Administration of this Plan.
(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;
(b)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but

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excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)approval by the Shareholders of a complete liquidation or dissolution of the Company.
13.Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
14.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
15.Transferability.
(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) pursuant to a domestic relations order (that contains any information required by the Company to effectuate the transfer) or (ii) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (iii) by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable

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to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.
16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy such payment, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable,

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without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.
(c)If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
20.Effective Date/Termination. The Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan was effective on the Effective Date and was amended on December 14, 2016. The Cliffs Natural Resources Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan will be effective as of the Restatement Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after April 24, 2027, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this

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Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

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ANNEX B	CLIFFS NATURAL RESOURCES INC. 2017 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN
1.Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan. The purpose of the Plan is to provide a competitive annual incentive compensation opportunity to selected executives based on achievement against one or more key objectives and thereby align actual pay results with the short-term business performance of the Company. The Plan is also designed to allow Qualified Performance-Based Awards made under the Plan to potentially qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.
2.Certain Definitions. For purposes of the Plan, the following terms have the meanings indicated:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.
(b)“Award” means, subject to Negative Discretion, an opportunity to receive payment under the Plan for a Plan Year based on the achievement of the performance objectives established by the Committee for the Plan Year.
(c)“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Awards granted under the Plan. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.
(d)“Board” means the Board of Directors of the Company, as constituted from time to time.
(e)“Cause” means (unless otherwise provided in an employment agreement or Award Agreement) that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.
(g)“Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code. If and when any member of the Compensation and Organization Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, shall mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify, or such other committee of the Board as may be designated from time to time by the Board to administer this Plan.
(h)“Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization which shall assume the duties and obligations of Cliffs Natural Resource Inc. under this Plan.
(i)“Competitive Activity” means the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to at least 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the ownership of less than 5% of the securities in any such enterprise and/or the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
(j)“Negative Discretion” means the discretion applied by the Committee to eliminate or reduce the amount to be paid under an Award in accordance with Section 5 below, provided that the exercise of such discretion would not cause any Qualified Performance-Based Award to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
(k)“Participant” means each executive of the Company or a Subsidiary who has been selected by the Committee to participate in the Plan and to whom an Award has been made pursuant to this Plan.
(l)“Plan” means this Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan, as amended from time to time.
(m)“Plan Year” means the Company’s fiscal year or such shorter or longer period determined by the Committee in its discretion.
(n)“Qualified Performance-Based Award” means any Award, or portion of such Award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

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(o)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
3.Administration. The Plan will be administered by the Committee. Subject to Section 12 below, the Committee will have the authority to: construe and interpret the Plan and any Awards under the Plan; establish, apply, amend, and waive rules and regulations for the administration of the Plan; and make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.
4.Participants. The Committee will, in its sole discretion, designate the individual Participants for participation in the Plan for each Plan Year from among the executives of the Company or its Subsidiaries. With respect to Qualified Performance-Based Awards, this selection will be made no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Qualified Performance-Based Award to a particular Participant for a particular Plan Year to qualify as “qualified performance-based compensation” under Section 162(m) of the Code). The determination as to whether a Participant actually becomes entitled to payment in respect of any Award shall be decided solely by the Committee in accordance with the provisions of this Plan and the applicable Award Agreement. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Plan Year shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Plan Year and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such Plan Year or in any other Plan Year.
5.Awards. The Committee will, in its sole discretion, designate the Plan Year and the method for computing the amount of compensation that will be payable under Awards for that Plan Year. With respect to Qualified Performance-Based Awards, no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Qualified Performance-Based Award to a particular Participant for a Particular Plan Year to qualify as “qualified performance-based compensation” under Section 162 (m) of the Code), the Committee will establish in writing the method, which will be stated in terms of an objective formula or standard, for computing the amount of compensation that will be payable under such Qualified Performance-Based Award for that Plan Year if the performance objectives established by the Committee for the Qualified Performance-Based Award are achieved. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, any vesting, acceleration or waiver of forfeiture restrictions, based in each case on such factors as the Committee, in its sole discretion, shall determine. In determining the actual amount to be paid under a Qualified Performance-Based Award for a Plan Year, the Committee may reduce or eliminate the amount of payment earned under the objective formula or standard for the Plan Year through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Qualified Performance-Based Awards for a Plan Year if the performance objectives for such Qualified Performance-Based Awards have not been achieved, (b) make payment in respect of Qualified Performance-Based Awards in excess of the amount payable based on the level of achievement of the performance objectives for such Qualified Performance-Based Awards, or (c) provide payment in respect of Qualified Performance-Based Awards above the maximum amount payable under Section 7 below.
6.Performance Objectives. The Committee will establish one or more measurable performance objectives for each Award granted pursuant to this Plan. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The performance objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant Awards subject to performance objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The performance objectives for Qualified Performance-Based Awards must be based on one or more, or any combination, of the following performance criteria (including relative or growth achievement regarding such criteria):
(a)net earnings or net income;
(b)operating earnings or operating income;
(c)pretax earnings;
(d)earnings per share;
(e)share price, including growth measures and total shareholder return;
(f)earnings before interest and/or taxes;
(g)earnings before interest, taxes, depreciation and/or amortization;
(h)adjusted earnings before interest, taxes, depreciation and/or amortization;
(i)sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;
(j)production or sales volume, whether in general, by type of product or service, or by type of customer;

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-2

(k)gross or operating margins, or gross or operating margin growth;
(l)return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;
(m)working capital;
(n)residual economic profit, economic profit or economic value added;
(o)cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity, and cash flow return on investment;
(p)productivity ratios;
(q)expense or cost control, including production or sales cost per unit of volume;
(r)market share;
(s)financial ratios as provided in credit agreements of the Company and its Affiliates;
(t)working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);
(u)completion of acquisitions of business or companies;
(v)completion of divestitures and asset sales;
(w)strategic partnering;
(x)geographic expansion goals;
(y)safety performance;
(z)management of employee practices and employee benefits;
(aa)research and development and product development;
(bb)    customer or employee satisfaction; and
(cc)    any combination of any of the foregoing business criteria.
In the case of Qualified Performance-Based Awards, each applicable performance objective used to qualify such Award as “qualified performance-based compensation” under Section 162(m) of the Code will be objectively determinable to the extent required under Section 16 (m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the applicable performance objectives unsuitable, the Committee may in its discretion modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. The performance objectives need not be the same for each Participant or for each Award.
7.Maximum Qualified Performance-Based Award Payout. In no event will any Participant in any calendar year receive Qualified Performance-Based Awards under this Plan that have an aggregate maximum value in excess of $7,500,000. Furthermore, any Award payout that has been deferred (in accordance with Section 409A of the Code) shall not (between the date as of which the Award payout is deferred and the payment date) increase by a measuring factor greater than a reasonable rate of interest or one or more predetermined actual investments.
8.Certification and Payment of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that: (a) the performance objectives and any other terms and conditions applicable to such Award for the applicable Plan Year are achieved; and (b) in the case of Qualified Performance-Based Awards, the objective formula or standard as applied against such performance objectives determines that all or some portion of such Participant’s Qualified Performance-Based Award has been earned for the Plan Year. Following the end of each Plan Year, the Committee will review and certify in writing whether, and to what extent, the performance objectives and any other terms and conditions applicable to each Award were in fact satisfied for the Plan Year, including in the case of Qualified Performance-Based Awards in accordance with Section 162(m) of the Code. No Award will be paid unless and until the Committee so certifies. The Committee shall then determine the final amount of each Participant’s Award payout for the Plan Year and, in so doing, may apply Negative Discretion in accordance with Section 5 above if and when it deems appropriate. Awards will be paid to Participants in cash, subject to applicable withholding, as soon as administratively practicable following certification by the Committee on such date as the Committee may specify, but in no event later than the 15th day of the third month following the end of the Plan Year.
9.Shareholder Approval. Payment of Qualified Performance-Based Awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with Section 162(m) of the Code. Unless and until shareholder approval is obtained, no Qualified Performance-Based Awards will be paid under the Plan.
10.Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 10, payment of Awards with respect to any Plan Year will be contingent on the Participant’s continued employment

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-3

by the Company or one of its Subsidiaries through the date on which the Awards are paid following certification by the Committee. If a Participant dies, terminates employment due to disability (as defined in Part A of the Pension Plan for Employees of Cleveland-Cliffs Inc and its Associated Employers as of the effective date hereof), retires, or is terminated by the Company or a Subsidiary without Cause after the start of a Plan Year and prior to the date of payment, the Participant (or his or her estate in the case of his or her death) will be entitled to a pro rata Award payout equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company or a Subsidiary through the end of the Plan Year (as determined by the Committee in accordance with Section 8 above) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death, disability, retirement or termination without Cause and the denominator of which is the number of calendar days in the Plan Year, which pro rata Award payout will be paid at the time the Award would have otherwise been paid to the Participant but for the occurrence of such intervening event.
11.No Assignment of Awards; No Employment Agreement. Unless and until an Award payout is certified by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. The Plan shall be unfunded. None of the Company, the Board and the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Participants will not have any claim against the assets of the Company or any Subsidiary and the obligation of the Company or a Subsidiary to pay any amount with respect to any earned Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the designation of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company (or Subsidiary) and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company (or Subsidiary), will remain “employment at-will.”
12.Interpretation. Qualified Performance-Based Awards made under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If any provision of the Plan or an Award Agreement would prevent a Qualified Performance-Based Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention.
13.Amendment of Award Agreement. The Committee may, without shareholder or Participant approval, amend any Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 16 (m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award, to comply with Section 409A of the Code or to company with Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s securities may then be traded.
14.Exemption From, or Compliance With, Section 409A. The Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions. Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment of an Award that is subject to Section 409A of the Code shall be made under this Plan that is contrary to the six-month delay requirement of Section 409 (a)(2)(B) of the Code. Any payments of an Award that is delayed to comply with this six-month delay requirement shall be paid on the later of (a) the date such payment is to be made pursuant to Section 8 above, or (b) the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant’s death).
15.Amendment and Termination of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws and the terms of the Plan. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. The Plan shall continue in full force and effect until terminated hereby.
16.Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Securities Exchange Act of 1934, as amended, and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under an Award, or in respect of any other policy of the Company relating to the recoupment of amounts, including on account of the Participant’s breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation, as it deems necessary or appropriate in its sole discretion.
17.Beneficiary Designation. Each Participant may from time to time designate in writing the person or persons to serve as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a beneficiary must be on file with the Company before the Participant’s death. Any such designation may be revoked and a new designation substituted therefore by the Participant at any time before his or her death without the consent of the previously designated beneficiary.
18.Severability. If any of the provisions of the Plan or any Award Agreement are held to be invalid, illegal or unenforceable, whether in whole or in part, such provisions shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-4

19.Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
20.Applicable Law. The terms of the Plan and the Award Agreements will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of such State.
21.Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.
22.Use of Electronic Media and Written Communications. All Plan notices and all Participant or beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise permits. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant’s spouse, or a beneficiary, may use any electronic medium to provide any beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.
23.Effective Date. Subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders held in 2017, the effective date of this Plan is the date of its adoption by the Board at its December 14, 2016 meeting. To the extent that Qualified Performance-Based Awards are made under this Plan prior to its approval by shareholders of the Company, such Qualified Performance-Based Awards shall be contingent upon shareholder approval of this Plan and subject to the provisions of Section 9 above.

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement B-5

ANNEX C	USE OF NON-GAAP FINANCIAL MEASURES
The proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Cliffs has presented Adjusted EBITDA and net debt, which are non-GAAP financial measures that management uses in evaluating operating performance. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation, depletion and amortization and excluding certain items such as extinguishment/restructuring of debt, impacts of discontinued operations, foreign currency remeasurement, severance and contractor termination costs, certain supplies inventory write-offs, impairment of goodwill and other long-lived assets and other costs associated with the proxy contest and change in control. Cliffs believes the presentation of Adjusted EBITDA allows management and investors to focus on our ability to service our debt, as well as illustrate how the business and each operating segment is performing and assist management and investors in their analysis and forecasting as these measures approximate the cash flows associated with operational earnings. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. Cliffs believes the presentation of net debt is a non-GAAP financial measure that management and investors use in evaluating financial position. Both of these non-GAAP measures are presented in the proxy statement for the year ended December 31, 2016 and 2015. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. We provide a reconciliation of these measures to the most directly comparable GAAP measure in the tables below.

	(In Millions)
	Year Ended December 31,
	2016	2015
Net Income (Loss)	$199.3	$(748.4)
Less:
Interest expense, net	(200.5)	(231.4)
Income tax benefit (expense)	12.2	(163.3)
Depreciation, depletion and amortization	(115.4)	(134.0)
EBITDA	$503.0	$(219.7)

Less:
Gain on extinguishment/restructuring of debt	166.3	392.9
Impact of discontinued operations	(19.9)	(892.0)
Foreign exchange remeasurement	(16.8)	16.3
Severance and contractor termination costs	(0.1)	(10.2)
Supplies inventory write-off	—	(16.3)
Impairment of goodwill and other long-lived assets	—	(3.3)
Adjusted EBITDA	373.5	292.9

	(In Millions)
	December 31, 2016	December 31, 2015
Long-term debt	$2,175.1	$2,699.4
Short-term debt and current portion of long-term debt	17.5	—
Total Debt	$2,192.6	$2,699.4
Less:
Cash and cash equivalents	323.4	285.2
Undiscounted interest	65.7	—
Net Debt	$1,803.5	$2,414.2

CLIFFS NATURAL RESOURCES INC. - 2016 Proxy Statement C-1

Notice of Annual Meeting of Shareholders and Proxy Statement

CLIFFS

170 YEARS OF MINING

1847-2017

CLIFFS NATURAL RESOURCES INC.
ATTN: EVP, CHIEF LEGAL OFFICER & SECRETARY
200 PUBLIC SQUARE, SUITE 3300
CLEVELAND, OH 44114-2315

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PRELIMINARY PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J.T. Baldwin
02 R.P. Fisher, Jr.
03 L. Goncalves
04 S.M. Green
05 J.A. Rutkowski, Jr.
06 E.M. Rychel
07 M.D. Siegal
08 G. Stoliar
09 D.C. Taylor

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2 Approval of an amendment to the Third Amended Articles of Incorporation to increase the number of authorized Common Shares;	☐	☐	☐
3 Approval of the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan;	☐	☐	☐
4 Approval of the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan;	☐	☐	☐
5 Approval, on an advisory basis, of our named executive officers' compensation;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
6 Recommendation, on an advisory basis, of the frequency of shareholder votes on our named executive officers' compensation;	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
7 The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cliffs to serve for the 2017 fiscal year.	☐	☐	☐

NOTE: Such other matters as may properly come before the 2017 Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000313008_1 R1.0.1.15

CLIFFS

170 YEARS OF MINING

1847-2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PRELIMINARY PROXY CARD

PROXY - CLIFFS NATURAL RESOURCES INC.
NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDER
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

Susan M. Green, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cliffs Natural Resources Inc. to be held on April 25, 2017 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as my properly come before the meeting.

Continued and to be signed on reverse side

0000313008_2 R1.0.1.15